Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SWISHER HYGIENE INC.,

SWSH MERGER SUB, INC.,

CHOICE ENVIRONMENTAL SERVICES, INC.,

AND

THE OTHER PARTIES HERETO

Dated as of February 13, 2011

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10.10	Waiver of Jury Trial	81
10.11	USA Patriot Act Compliance	81

INDEX OF EXHIBITS AND SCHEDULES
Exhibit	Description

Exhibit A	Form of Shareholder Written Consent

Exhibit B	Form(s) of Employment Agreement

Exhibit C	Form of Voting Agreement

Exhibit D	Form of Lock-up Agreement

Exhibit E	Form of Articles of Merger

Exhibit F	Form of 280G Waiver

Exhibit G	Form of Legal Opinion of Counsel to the Company delivered to Parent

Exhibit H	Registration Obligations

Schedules

Schedule 1.6(a)(i)(MM)	Key Future Employees

Schedule 1.6(a)(i)(NN)	Individuals covered by “Knowledge”

Schedule 6.12	Terminated Agreements

Schedule 6.19	Spreadsheet

Schedule 6.20	Liens to be Released

Schedule 7.2(i)	Third Party Consents

Schedule 8.2(a)	Other Indemnity Matters

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THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 13, 2011 by and among Swisher Hygiene Inc., a Delaware corporation (“Parent”), SWSH Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Sub”), Choice Environmental Services, Inc., a Florida corporation (the “Company”), Glen Miller (“Miller”), Neal Rodrigue (“Rodrigue”), The Hermine Rodrigue Testamentary Trust for Hayden Rodrigue, The Hermine Rodrigue Testamentary Trust for Kera Rodrigue, The Robert Rodrigue Testamentary Trust for Hayden Rodrigue, and the Robert Rodrigue Testamentary Trust for Kera Rodrigue (“Testamentary Trusts”), and the Escrow Agent (as herein defined).

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each such corporation and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have adopted and approved this Agreement and have approved the Merger and all other transactions contemplated hereby.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein and (ii) all of the issued and outstanding options and warrants to purchase capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be deposited by Parent in accordance with Section 8.4 hereof into an escrow account as partial security for the indemnification obligations set forth in this Agreement.

D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, (i) each of the Principal Shareholders (as herein defined) and certain other Key Future Employees (as herein defined) has executed and delivered an employment agreement, each in substantially the forms attached hereto as Exhibit B (an “Employment Agreement”), with Parent to be effective as of the Effective Time, (ii) each of the Principal Shareholders and the Principal Shareholder Affiliates has entered into a Voting Agreement with Parent in substantially the form attached hereto as Exhibit C (a “Voting Agreement”), and (iii) the Company’s Board of Directors has unanimously adopted and approved, and recommended to the Company’s shareholders, this Agreement and the transactions contemplated hereby.

Further, as soon as possible following the execution and delivery of this Agreement, but in no event later than three (3) Business Days prior to the Closing Date, (i) each of the Security Holders (as herein defined) shall have entered into a Lock-up Agreement with Parent in substantially the form attached hereto as Exhibit D (a “Lock-up Agreement”), (ii) the Company shall have used its best efforts to cause any remaining Security Holder to execute and deliver a Voting Agreement, (iii) Comerica Bank and Penfund shall have each provided its written consent to the repayment and termination of amounts outstanding under the Comerica Loan Agreement (as herein defined) and the Penfund Subordinated Credit Agreement (as herein defined), and to enable the transactions contemplated hereby, and (iv) the Company shall have used its best efforts to cause any remaining Key Future Employees to execute and deliver an Employment Agreement satisfactory to Parent.

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Company has obtained and delivered to Parent an executed copy of the written consent of the Voting Security Holders, executed by the Principal Shareholders and the Principal Shareholder Affiliates, who constitute the holders of that amount of the outstanding capital stock of the Company (including the requisite holders of preferred stock voting as a separate class) and the holders of all other securities of the Company whose consent or approval is required to effect and consummate the Merger and all other transactions contemplated by this Agreement, which is a true, correct and complete copy evidencing the approval of the Merger, this Agreement and the transactions contemplated hereby, in the form attached hereto as Exhibit A (the “Shareholder Written Consent”). The Company shall use its best efforts to cause the execution and delivery of the Shareholder Written Consent by any remaining Voting Security Holder as soon as possible following the date hereof, but in no event later than three (3) Business Days prior to the Closing Date. By not later than 12 P.M. (noon) on February 17, 2011, the Company shall obtain and deliver to Parent copies of written notices of conversion executed by each holder of outstanding shares of Company Preferred Stock (as herein defined) other than Milton (whose conversion notice will be provided by the Company to Parent not later than three (3) Business Days prior to Closing), in a form satisfactory to Parent and in compliance with the applicable provisions of the Company’s Amended and Restated Articles of Incorporation, pursuant to which each such holder has irrevocably exercised (subject to the Merger becoming effective) such holder’s right to convert, effective as of immediately prior to the Effective Time, such holder’s shares of Company Preferred Stock to Company Common Stock (as herein defined) at a conversion ratio of one (1) share of Company Preferred Stock to one (1) share of Company Common Stock in accordance with the Company’s Amended and Restated Articles of Incorporation such that as of immediately prior to the Effective Time all outstanding shares of Company Preferred Stock shall have been converted to shares of Company Common Stock and no shares of Company Preferred Stock shall be issued or outstanding (the “Preferred Shareholder Conversion Notices”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Florida Business Corporation Act (the “FBCA”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”.

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place at 10:00 A.M., Eastern Standard Time, on a date to be specified by Parent and the Company (with a targeted Closing date of February 25, 2011), which shall be as promptly as practicable (and, in any event, within two (2) Business Days) after the conditions set forth in Article VII hereof have been satisfied or waived, at the offices of Akerman Senterfitt, 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in substantially the form attached hereto as Exhibit E, with the Secretary of State of the State of Florida (the “Articles of Merger”), in accordance with the applicable provisions of the FBCA. The time of such filing by the Secretary of State of the State of Florida shall be referred to herein as the “Effective Time”.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the FBCA, including Section 607.1106 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms and conditions of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4	Articles of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the FBCA and as provided in the Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Choice Environmental Services, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of Sub as in effect immediately prior to the Effective Time (other than any express references to the name of Sub in such bylaws, which shall be amended to refer to the Surviving Corporation) until thereafter amended in accordance with the FBCA and as provided in the Articles of Incorporation of the Surviving Corporation and such bylaws.

1.5	Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the FBCA and the Articles of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time including Glen Miller as the Chief Executive Officer, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(c) Directors of Subsidiaries of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors of Sub immediately prior to the Effective Time to be the directors of any Subsidiaries (as herein defined) immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

(d) Officers of Subsidiaries of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the officers of Sub immediately prior to the Effective Time to be the officers of any Subsidiaries immediately after the Effective Time including Glen Miller as the Chief Executive Officer, each to hold office as an officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the bylaws or equivalent organizational documents of each such Subsidiary.

1.6 Effect of Merger on the Capital Stock and Other Securities of the Constituent Corporations.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)	Certain Definitions:

(A) “Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(B) “Business Day” means each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Fort Lauderdale, Florida are authorized or obligated by law or executive order to close.

(C) “Closing Company Debt” means the aggregate amount of all Company Debt as of the Closing Date, less the Working Capital Balance, if positive, or plus the Working Capital Balance, if negative.

(D) “Code” means the United States Internal Revenue Code of 1986, as amended.

(E) “Comerica Loan Agreement” means (A) that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of August 25, 2010, by and among Comerica Bank, as lender, administrative agent, structuring agent and documentation agent for such financial institutions that may become lender from time to time, and the Company, among others (B) that certain Comerica Subordination and Intercreditor Agreement, (C) all notes, letter of credit agreements, letters of credit, guaranties, subordination agreements, agreements or documents pertaining to collateral of the Company or its affiliates, and hedging transaction agreements and documents, and (D) any other documents, instruments, certificates or agreements that were executed and/or required to be delivered pursuant to and/or in connection with the Comerica Loan Agreement or any other agreements or documents related thereto.

(F) “Comerica Subordination and Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement dated as of August 25, 2010, by and among Comerica Bank, in its individual capacity as a lender and as administrative agent, Penfund, the Company, as borrower, and its affiliate guarantor entities, among others.

(G) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(H) “Company Common Stock” means shares of common stock, no par value per share, of the Company.

(I) “Company Debt” means all Indebtedness of each of the Company and its Subsidiaries.

(J) “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Sub concurrently with the execution and delivery of this Agreement.

(K) “Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock.

(L) “Company Securities” means the Company Capital Stock and the Company Warrants.

(M) “Company Series A Preferred Stock” means the Series A Exchangeable Preferred Stock, par value $0.001 per share, of the Company.

(N) “Company Series B Preferred Stock” means the Series B Exchangeable Cumulative Preferred Stock, par value $0.001 per share, of the Company.

(O) “Company Stock Certificates” means the certificates representing shares of Company Capital Stock and any other Company Securities that are certificated.

(P) “Company Third Party Expenses” means (i) all Third Party Expenses incurred, paid or payable by the Company or any of its Subsidiaries and (ii) all expenses incurred by any party in connection with preparing and/or conforming Company documents, audits and other items to a form satisfactory to Parent for inclusion in filings with the SEC or other Governmental Entities.

(Q) “Company Warrants” means the Warrant issued to Penfund on August 25, 2010 to acquire shares of Company Common Stock representing 5.0% (subject to adjustment in accordance with the terms thereof) of the shares of capital stock of the Company as of August 25, 2010, determined on a fully diluted basis.

(R) “Continuing Employee” means each employee of the Company or any of its Subsidiaries who (A) receives and accepts an offer of at-will employment (which offer of employment is not for a transitional period ending within a specified or estimated time period after the Effective Time) from Parent or any of its subsidiaries prior to the Effective Time and (B) is an employee of Parent or any of its subsidiaries immediately following the Effective Time.

(S) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(T) “Current Company Properties” means any and all properties currently owned, operated, leased or otherwise controlled by the Company.

(U) “Current Market Value” means, with respect to each share of Parent Common Stock, the average, over a period of five (5) days consisting of the date of valuation and the four (4) consecutive business days prior to that date, of the closing prices of the sales of such shares of Parent Common Stock on the primary securities exchange on which such shares may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization. For purposes of determining the number of Escrow Shares at Current Market Value that should be released to Parent from escrow to satisfy any Losses, the “date of valuation” as used in this definition shall mean the date of the final determination of the amount of such applicable Losses.

(V) “Effective Time” means the time of the filing of the Articles of Merger by the Secretary of State of the State of Florida.

(W) “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity or quasi-equity ownership interests (including, but not limited to interests in ownership, earnings or distributions) in a Person, and any Equity Rights entitling the holder thereof to purchase or acquire any such equity interest.

(X) “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other Equity Interests of any type in, such Person.

(Y) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(Z) “ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries or that, together with the Company or any of its Subsidiaries, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(AA) “Escrow Agent” means a third Person acceptable to Parent and the Principal Shareholders.

(BB) “Escrow Shares” means 1,380,000 shares of Parent Common Stock, which shall be held back and deducted from the Merger Consideration otherwise deliverable at Closing and deposited into the Escrow Fund as provided in this Agreement.

(CC) “Excess Closing Company Debt” means an amount (but not below zero) equal to (A) the Closing Company Debt minus (B) the Target Company Debt.

(DD) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(EE) “FASB” means the Financial Accounting Standards Board.

(FF) “FBCA” means the Florida Business Corporation Act.

(GG) “GAAP” means United States generally accepted accounting principles consistently applied.

(HH) “Governmental Entity” means any government, any governmental or regulatory or administrative authority, entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, in each case whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign.

(II) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(JJ) “IRS” means Internal Revenue Service.

(KK) “Indebtedness” means (A) indebtedness for borrowed money (including any accrued and unpaid interest thereon and any and all change in control premiums, prepayment costs, breakage costs, related expenses and fees and any other amounts payable in respect thereof by the Company or any Subsidiary), secured or unsecured, including the pre-payment to Penfund, (B) lines of credit, (C) purchase money financing for equipment, containers and vehicles, (D) obligations under conditional sale or other title retention Contracts relating to purchased property, (E) capitalized lease obligations, (F) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (G) any obligations consolidated on the financial statements of the Company pursuant to FASB Board Interpretation No. 46(R), (H) all other debt and (I) guarantees of any of the foregoing of any other Person. For the sake of clarity, the term “Indebtedness” shall mean both the current portion and the long-term portion of the Company’s long-term debt on a consolidated basis at a particular time or date determined in accordance with GAAP but shall exclude the debt of Choice Realty Holdings, LLC (which debt Parent, the Surviving Corporation and their affiliates will have no liability for, all of which debt is being retained by Choice Realty Holdings, LLC, which is owned by Miller and Rodrigue).

(LL) “Inventory” means all inventories held for use by the Company or any of its Subsidiaries.

(MM) “Key Future Employees” means the Persons identified on Schedule 1.6(a)(i)(MM) hereto.

(NN) “Knowledge” or “Known” means, with respect to the Company, the actual knowledge of any or all of the Principal Shareholders or other individuals set forth on Schedule 1.6(a)(i)(NN) and the knowledge which could have been acquired by such Principal Shareholders or other individuals set forth on Schedule 1.6(a)(i)(NN), after such persons have made due inquiry of all relevant employees, officers, directors, agents, securities holders and consultants of each of the Company and its Subsidiaries who could reasonably be expected to have actual knowledge of the matters in question.

(OO) “Law” means any federal, state, local, non-U.S. or other law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, edict, judgment, injunction, decree, rule, requirement, regulation, executive order, or other similar authority issued, enacted, adopted, promulgated, implemented, applied, or otherwise put into legal effect by or under the authority of any Governmental Entity, each as amended and now in effect.

(PP) “Lien” means any lien, pledge, charge, claim, mortgage, sublease, restriction, easement, right of way, restriction on transfer, option, right of first refusal, right of first offer, security interest or other encumbrance of any kind.

(QQ) “Market Value” means $4.75.

(RR) “Merger Consideration” means a number of shares of Parent Common Stock equal to Nine Million Two Hundred Thousand (9,200,000) minus (A) the Excess Closing Company Debt divided by (B) the Market Value.

(SS) “Miller” means Glen Miller, a Florida resident.

(TT) “Milton” means Cecil Milton, a Florida resident

(UU) “OSC” means Ontario Securities Commission.

(VV) “P&C” means P&C Holdings, L.L.C., a Florida limited liability company.

(WW) “Parent” means Swisher Hygiene Inc., a Delaware corporation.

(XX) “Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.

(YY) “Parent Financial Statements” mean Parent OSC Financial Statements and Parent SEC Financial Statements, collectively.

(ZZ) “Penfund” means Penfund Capital Fund III Limited Partnership and its successors.

(AAA) “Penfund Subordinated Credit Agreement” means (A) that certain Subordinated Credit Agreement dated as of August 25, 2010, by and between Penfund, as lender, and the Company, as borrower and (B) any other documents, instruments, certificates or agreements that were executed and/or required to be delivered pursuant to and/or in connection with the Penfund Subordinated Credit Agreement or any other agreements or documents related thereto.

(BBB) “Per Share Merger Consideration” means a number of shares (or fraction of a share) of Parent Common Stock equal to (A) the Merger Consideration divided by (B) the Total Outstanding Common Shares.

(CCC) “Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(DDD) “Principal Shareholder Affiliate” means any Affiliate of any Principal Shareholder. For the sake of clarity, the Testamentary Trusts shall be deemed Principal Shareholder Affiliates.

(EEE) “Principal Shareholders” means, collectively, Miller and Rodrigue.

(FFF) “Pro Rata Portion” means, when referring to the Merger Consideration, with respect to each Security Holder (other than a holder of Dissenting Shares (as herein defined) who does not effectively withdraw or lose such holder’s dissenter’s rights as contemplated by Section 1.7(b) hereof), a fraction, of which (A) the numerator is the number of shares of Parent Common Stock issuable as Merger Consideration to such Security Holder pursuant to this Agreement and (B) the denominator is the total number of shares of Parent Common Stock issuable as Merger Consideration to all Security Holders in the aggregate pursuant to this Agreement (other than holders of Dissenting Shares who do not effectively withdraw or lose such holder’s dissenter’s rights as contemplated by Section 1.7(b) hereof); and means, when referring to the Escrow Shares or the Escrow Fund, with respect to each Principal Shareholder and each Principal Shareholder Affiliate, a fraction, of which (A) the numerator is the number of shares of Parent Common Stock issuable as Merger Consideration to such Principal Shareholder or such Principal Shareholder Affiliate pursuant to this Agreement and (B) the denominator is the total number of shares of Parent Common Stock issuable as Merger Consideration to the Principal Shareholders and the Principal Shareholder Affiliates in the aggregate pursuant to this Agreement.

(GGG) “Real Property Leases” means all leases, subleases, rights to occupy or use, licenses and other arrangements with respect to the use or occupancy of any real property to which the Company or any Subsidiary is a party, together with all amendments, modifications, side letters, estoppel letters and supplements thereto and waivers and consents thereunder.

(HHH) “Related Agreements” means the Nondisclosure Agreement, Employment Agreements, Lock-up Agreements, Voting Agreements, Articles of Merger, and all other agreements and certificates executed and delivered by or on behalf of the Company or any of the Security Holders in connection with the transactions contemplated herein.

(III) “Requisite Security Holder Vote” means the affirmative vote of the holders of 100% of the outstanding Company Capital Stock and Company Warrants.

(JJJ) “Rodrigue” means Neal Rodrigue, a Florida resident.

(KKK) “SEC” means the United States Securities and Exchange Commission.

(LLL) “Securities Act” means the Securities Act of 1933, as amended.

(MMM) “Security Holder” means each holder of any Company Securities.

(NNN) “Shareholder Representative” shall mean both Miller and Rodrigue.

(OOO) “Sub” means SWSH Merger Sub, Inc., a Florida corporation and a wholly-owned Subsidiary of Parent.

(PPP) “Subsidiary” or “Subsidiaries” means any Person (A) controlled by the Company, directly or indirectly, through one or more intermediaries or (B) in which the Company directly or indirectly owns an Equity Interest.

(QQQ) “Subsidiary Equity Interests” means, in respect of each Subsidiary, all of the issued and outstanding Equity Interests of such Subsidiary, as set forth in Section 2.1(b) of the Company Disclosure Schedule.

(RRR) “Surviving Corporation” means the surviving corporation following the Merger.

(SSS) “Target Company Debt” means Forty-Two Million Eight Hundred Twenty-Seven Thousand Dollars ($42,827,000).

(TTT) “Third Party Expenses” means all third party fees, costs and expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby, including all legal, accounting, financial advisory, banking, consulting and all other fees and expenses of third parties incurred by a party, including its board of directors or stockholders to the extent such party is liable for such fees, in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Merger and the transactions contemplated hereby.

(UUU) “Total Outstanding Common Shares” means the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Company Common Stock issuable upon exercise of Company Warrants outstanding immediately prior to the Effective Time and (C) the aggregate number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

(VVV) “Total Outstanding Shares” means the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

(WWW) “Voting Security Holders” means, collectively, Miller, Rodrigue, Milton, P&C, the Testamentary Trusts and Penfund.

(XXX) “WARN” means the Workers Adjustment and Retraining Notification Act.

(YYY) “Working Capital Balance” means the amount by which (A) the sum of the total current assets of the Company on a consolidated basis as of the Closing Date, is greater (i.e., a positive Working Capital Balance) or less (i.e., a negative Working Capital Balance) than (B) the sum of the total current liabilities of the Company on a consolidated basis as of the Closing Date, in each case, calculated in accordance with GAAP applied on a consistent basis with the Financial Statements; provided, however, that “current liabilities” shall include the unpaid Company Third Party Expenses, the Company’s accounts payable and its accrued expenses on a consolidated basis including, without limitation, accrued salaries and taxes but excluding the current portion of the Company’s long-term debt and excluding the Incremental Tax Preparation Expenses and the Incremental Tax Increase Amount, in each case as of the Closing Date. For purposes of calculating the Working Capital Balance, “current assets” and “current liabilities” shall not include the Excluded Assets and Liabilities. The Company shall not (and shall cause its Subsidiaries to not) incur (or cause the Company Debt to increase or the Working Capital Balance to decrease by any amount of) (a) any debt, expenses or liabilities that are not of the type and amount incurred in the ordinary course of the Company’s and its Subsidiaries’ business consistent with past practice or (b) any Company Third Party Expenses that are not reasonable in nature or amount or that in the aggregate exceed $750,000.

(ii)	Other Definitions:

Defined Term	Section

“280G Approval”	Section 6.8(c)
“280G Waiver”	Section 7.2(o)
“401(k) Fees”	Section 6.17
“401(k) Plan”	Section 6.17
“AAA”	Section 8.4(h)(iii)
“Acquisition Proposal”	Section 5.2(a)
“Accounts Receivable”	Section 2.7(e)
“Action”	Section 2.10
“Action by Divestiture”	Section 6.4
“Affiliate Contracts”	Section 6.24(a)
“Agent Indemnification Expenses”	Section 8.4(j)(vii)
“Agent Interpleader Expenses”	Section 8.4(j)(vi)
“Agreed-Upon Loss”	Section 8.4(j)(v)
“Agreement”	Preamble
“Articles of Merger”	Section 1.2
“Balance Sheet”	Section 2.7(a)
“Balance Sheet Date”	Section 2.7(a)

Defined Term	Section

“Canadian GAAP”	Section 4.4(a)
“Claim Date”	Section 8.4(f)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Date Excess Closing Company Debt”	Section 1.13(a)
“Closing Financials”	Section 7.2(t)
“Company”	Preamble
“Company Material Adverse Effect”	Section 2.7(c)
“Company Permits”	Section 2.6
“Company’s 2010 Tax Return Preparation Expenses “	Section 6.25
“Contamination Disclosure Implications”	Section 2.16(e)(vi)
“Contract”	Section 2.5(a)
“Deductible Amount”	Section 8.4(b)
“Dissenting Shares”	Section 1.7(a)
“Dissenting Share Payments”	Section 1.7(c)
“DOJ”	Section 6.9(a)
“Employment Agreement”	Recital E
“Environmental Law(s)”	Section 2.16(f)(i)
“Environmental Permits”	Section 2.16(f)(ii)
“Escrow Fund”	Section 8.4(a)
“Escrow Objection Notice”	Section 8.4(g)(i)
“Escrow Period”	Section 8.4(d)
“Estimated Excess Closing Company Debt”	Section 1.13(a)
“Exchange Documents”	Section 1.8(b)
“Excluded Assets and Liabilities”	Section 1.15
“Facilities Leases”	Section 6.24(b)
“Final Excess Closing Company Debt”	Section 1.17(c)
“Final Working Capital Balance”	Section 1.17(c)
“Financial Statements”	Section 2.7(a)
“FIRPTA Compliance Certificate”	Section 6.21
“FTC”	Section 6.9(a)
“Hazardous Substances”	Section 2.16(f)(iii)
“Incremental Tax Increase Amount”	Section 6.25
“Incremental Tax Preparation Expenses”	Section 6.25
“Indemnification Claims”	Section 6.26
“Indemnified Parties”	Section 8.2(a)
“Indemnified Party”	Section 8.4(f)(ii)
“Initial Escrow Release Date”	Section 8.4(d)
“Intellectual Property”	Section 2.14(a)
“Intellectual Property Registrations”	Section 2.14(b)
“Leased Real Property”	Section 2.13(a)
“Licensed Intellectual Property”	Section 2.14(a)
“Lock-Up Agreement”	Recital E
“Lock-Up Securities”	Section 6.22
“Loss” or “Losses”	Section 8.2(a)
“Material Contracts”	Section 2.17(a)
“Material Violation”	Section 2.16(a)
“Merger”	Recital A
“Monthly Financials”	Section 6.7

Defined Term	Section

“Multiemployer Plan”	Section 2.11(b)
“Multiple Employer Plan”	Section 2.11(b)
“Negative Purchase Price Adjustment Amount”	Section 1.17(d)
“Neutral Auditor”	Section 1.17(c)
“Nondisclosure Agreement”	Section 6.2
“Objection Deadline”	Section 8.4(g)(i)
“Objection Notice”	Section 1.17(b)
“Officer’s Certificate”	Section 8.4(f)(i)
“Organizational Documents”	Section 2.2
“Owned Intellectual Property”	Section 2.14(a)
“Parent OSC Documents”	Section 4.4(a)
“Parent OSC Financial Statements”	Section 4.4(a)
“Parent SEC Documents”	Section 4.4(b)
“Parent SEC Financial Statements”	Section 4.4(b)
“Permitted Activities”	Section 2.16(e)
“Personal Property”	Section 2.13(c)
“Plans”	Section 2.11(a)
“Positive Purchase Price Adjustment Amount”	Section 1.17(e)
“Purchase Price Adjustment Statement”	Section 1.17(a)
“Registrable Securities”	Section 6.23
“Release”	Section 2.16(f)(iv)
“Released Parties”	Section 6.26
“Section 280G Payments”	Section 6.8(c)
“Severance/Change in Control Obligations”	Section 2.24
“Severance Plan”	Section 6.17
“Shared Environmental Documentation”	Section 2.16(e)(vii)
“Shareholder Representative Expenses”	Section 8.5(b)
“Shareholder Written Consent”	Recital F
“Shelf Registration”	Section 6.23
“Soliciting Materials”	Section 6.8(b)
“Specified Representations”	Section 8.1
“Spreadsheet”	Section 6.19
“Statement of Estimated Excess Closing Company Debt”	Section 1.13(a)
“Survival Date”	Section 8.1
“Tax” or “Taxes”	Section 2.15(z)(i)
“Tax Returns”	Section 2.15(z)(ii)
“Terminated Agreements”	Section 6.12
“Third Party Claim”	Section 8.4(i)
“Unresolved Claims”	Section 8.4(d)
“Voting Agreement”	Recital E
“Warrant Consideration”	Section 1.6(c)(i)

(b) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for avoidance of doubt, Company Warrants, which shall be treated as provided for in Section 1.6(c) below, and shares of Company Capital Stock held by the Company or any of its Subsidiaries, which shall be treated as provided for in Section 1.6(d) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VIII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8 hereof, such portion of the Merger Consideration as set forth below:

(i) each outstanding share of Company Series B Preferred Stock will be converted automatically into the right to receive the Per Share Merger Consideration;

(ii) each outstanding share of Company Series A Preferred Stock will be converted automatically into the right to receive the Per Share Merger Consideration; and

(iii) each outstanding share of Company Common Stock will be converted automatically into the right to receive the Per Share Merger Consideration.

For purposes of calculating the portion of the Merger Consideration issuable to each Security Holder pursuant to this Section 1.6(b), all shares of Company Capital Stock held by each Security Holder shall be aggregated (and, if determined by Parent, may be aggregated on a certificate-by-certificate basis). Notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.7 hereof.

(c)	Effect on Company Warrants.

(i) Effect on Company Warrants. Parent shall not assume any Company Warrants and at the Effective Time each Company Warrant outstanding immediately prior to the Effective Time shall become immediately vested and exercisable and shall without any action on the part of Parent, Sub, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive (subject to compliance with the provisions of Section 1.8), a number of shares (or fraction of a share) of Parent Common Stock equal to (A) (1) (x) the Per Share Merger Consideration multiplied by the Market Value minus (y) the exercise price per share attributable to such Company Warrant, multiplied by (2) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Warrant, divided by (B) the Market Value (the “Warrant Consideration”). The payment of the Warrant Consideration will be subject to withholdings for all applicable Taxes.

(ii) Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.6 under all Company Warrant certificates and agreements, all agreements related to Company Capital Stock and any other plan or arrangement of the Company (whether written or oral, formal or informal), including but not limited to, adopting all resolutions, delivering all required notices, obtaining consents from each holder of a Company Warrant and taking any other actions reasonably necessary or appropriate to effectuate the provisions of this Section 1.6(c). Any notices, consents or other communications to holders of Company Warrants will be subject to the review and approval of Parent, which shall not be unreasonably withheld.

(d) Cancellation of Company Owned Stock. Each share of Company Capital Stock held by the Company or any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.

(e) Withholding Taxes. The Company, and on its behalf Parent, the Surviving Corporation and the Escrow Agent, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. Any such amounts shall be withheld or deducted from the Merger Consideration payable to the Security Holder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7	Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under the FBCA, as applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by the FBCA.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under the FBCA, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 8.4 hereof, upon surrender of the certificate representing such shares and compliance with the other provisions of Section 1.8.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the FBCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((A) and (B) together, “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments.

1.8	Exchange Procedures.

(a) Parent to Provide Consideration. Promptly following the Effective Time, Parent shall make available for exchange in accordance with this Article I that portion of the Merger Consideration issuable pursuant to Section 1.6 hereof in exchange for outstanding Company Securities, provided, however, that Parent shall deposit into the Escrow Fund the Escrow Shares out of the aggregate Merger Consideration otherwise issuable to the Principal Shareholders and the Principal Shareholder

Affiliates pursuant to Section 1.6 hereof. Parent shall be deemed to have deposited each Principal Shareholder’s and each Principal Shareholder Affiliate’s Pro Rata Portion of the Escrow Shares into the Escrow Fund at such time, rounded to the nearest whole share.

(b) Exchange Procedures. On or within one (1) Business Day following the Closing Date, Parent shall mail a letter of transmittal in Parent’s standard form to each Security Holder at the address set forth opposite each such Security Holder’s name on the Spreadsheet. After receipt of such letter of transmittal and any other documents that Parent may require in order to effect the exchange (the “Exchange Documents”), the Security Holders will surrender the certificates representing their shares of Company Capital Stock and any other Company Securities that are certificated (the “Company Stock Certificates”) to Parent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate for cancellation to Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent in exchange therefor, the shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.6 hereof (and in the case of the Principal Shareholders and the Principal Shareholder Affiliates, less their respective Pro Rata Portions of the Escrow Shares to be deposited in the Escrow Fund pursuant to Section 1.8(a) hereof and Article VIII hereof), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the shares of Parent Common Stock into which such shares of Company Capital Stock or other certificated Company Securities shall have been so converted. No portion of the Merger Consideration will be issued to the holder of any Company Securities until the holder of record shall surrender all Company Stock Certificates evidencing such securities and the Exchange Documents required to be delivered by such holder pursuant hereto.

(c) No Liability. Any shares of Parent Common Stock remaining unclaimed by any Security Holder as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any and all claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Section 1.8, neither Parent, the Surviving Corporation, nor any other party hereto shall be liable to a holder of Company Securities for any amount paid or shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Securities. The shares of Parent Common Stock issued in respect of the surrender for exchange of shares of Company Capital Stock and other Company Securities in accordance with the terms and conditions hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Securities, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such number of shares of Parent Common Stock, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Security Holder who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may direct or (b) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each former holder of any Company Securities who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with the provisions of Section 1.8, receive from Parent an amount of cash in dollars (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes with respect to such fractional shares as contemplated by Section 1.6(e), which are required to be withheld with respect thereto, equal to the product of (a) such fraction, multiplied by (b) the Market Value.

1.12 Stock Splits, Stock Dividends, Etc. The Merger Consideration shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

1.13 Determination of Excess Closing Company Debt. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a written good faith estimate of the Excess Closing Company Debt as of 9:00 a.m., Eastern Standard Time on the Closing Date (the “Estimated Excess Closing Company Debt”), which written estimate shall provide reasonable detail regarding the Company’s calculation of such Excess Closing Company Debt including, without limitation, the Closing Company Debt and the Target Company Debt, and the constituent items of each of the foregoing, and be certified as true and correct by the Company’s Chief Financial Officer (the “Statement of Estimated Excess Closing Company Debt”). The Company’s written estimate of the Estimated Excess Closing Company Debt and all other information contained in the Statement of Estimated Excess Closing Company Debt shall be subject to Parent’s reasonable review, revision and approval. Prior to Closing, Parent shall have the right to notify the Company of any revisions required to be made to the Estimated Excess Closing Company Debt based on information then available to Parent. The Estimated Excess Closing Company Debt, as reviewed by Parent, and revised and approved by Parent and Company prior to Closing, shall serve as the “Excess Closing Company Debt” for purposes of determining the Merger Consideration as of the Closing (the “Closing Date Excess Closing Company Debt”), subject to Parent’s rights pursuant to Section 1.17 and subject further to Parent’s right to indemnification pursuant to Article VIII hereof to the extent that the Excess Closing Company Debt exceeds the Closing Date Excess Closing Company Debt. In determining the Estimated Excess Closing Company Debt under this Section 1.13, Estimated Excess Closing Company Debt shall mean the Indebtedness of the Company and its Subsidiaries at Closing.

1.14 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.15 Excluded Assets and Liabilities. Prior to the Closing, Parent and the Company shall review and mutually agree whether any assets, properties, equipment or contracts (and all liabilities related to such assets, properties, equipment or contracts) of the Company or any Subsidiary are unrelated to the conduct of the businesses operated by the Company and its Subsidiaries or that Parent has determined should be excluded assets and liabilities (“Excluded Assets and Liabilities”) all of which are set forth in Section 1.15 of the Company Disclosure Schedule. The Company shall transfer, convey or dispose of any Excluded Assets and Liabilities prior to Closing in a manner approved by Parent and Company shall provide reasonable evidence of such conveyance to Parent.

1.16 Tax Treatment. For federal income tax purposes, the Merger is intended to qualify as a reorganization pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. This Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

1.17	Determination of Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, Parent may prepare a statement (the “Purchase Price Adjustment Statement”) setting forth Parent’s good faith computation of the Working Capital Balance and the Excess Closing Company Debt, and Parent may deliver such statement to the Principal Shareholders as Shareholder Representative, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Purchase Price Adjustment Statement. Following the delivery of the Purchase Price Adjustment Statement, the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to the Principal Shareholders and Parent prompt and reasonable access to the Surviving Corporation’s auditors and accounting and other personnel and to the books and records of the Surviving Corporation and any other documents or information reasonably requested by the Principal Shareholders and Parent (including the work papers of the Surviving Corporation’s auditors), in order to allow the Principal Shareholders and Parent to verify the accuracy of the computation set forth in the Purchase Price Adjustment Statement. Parent and the Principal Shareholders will use commercially reasonable efforts to expedite the preparation of, and the assertion and resolution of any objections with respect to, the Purchase Price Adjustment Statement, in an effort to cause the Initial Escrow Release Date (as defined in Section 8.4(d) hereof) to occur as soon as reasonably practicable.

(b) If the Principal Shareholders disagree with the calculation of any of the items set forth in the Purchase Price Adjustment Statement, the Principal Shareholders shall notify Parent in writing of such disagreement (an “Objection Notice”) within forty-five (45) days after receipt of the Purchase Price Adjustment Statement by the Principal Shareholders. Any Objection Notice shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) specify the line item or items in the Purchase Price Adjustment Statement with which the Principal Shareholders disagree and the amount of each such line item or items as calculated by the Principal Shareholders. The Principal Shareholders shall be deemed to have agreed with all items and amounts included in the Purchase Price Adjustment Statement delivered pursuant to Section 1.17(a) except such items that are specifically disputed in the Objection Notice. If the Principal Shareholders fail to deliver an Objection Notice to Parent within forty-five (45) days after receipt of the Purchase Price Adjustment Statement by the Principal Shareholders, the Purchase Price Adjustment Statement shall be deemed final and binding on Parent, the Surviving Corporation, and the Security Holders for purposes of this Agreement.

(c) If the Principal Shareholders deliver an Objection Notice to the Purchase Price Adjustment Statement within forty-five (45) days following the receipt of such statement, then the Principal Shareholders and Parent shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within thirty (30) days after delivery of an Objection Notice, the issues remaining in dispute shall be submitted to a neutral auditor mutually agreeable to the Principal Shareholders and Parent (the “Neutral Auditor”). If Parent and the Principal Shareholders are unable to agree upon a Neutral Auditor within such time period, then the Neutral Auditor shall be an accounting firm of national standing designated by the AAA in Fort Lauderdale, Florida. The Principal Shareholders and Parent shall furnish or cause to be furnished to the Neutral Auditor such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Neutral Auditor may request and that are available to that party or its agents. Further, the Principal Shareholders and Parent shall be afforded the opportunity to present to the Neutral Auditor any material relating to the disputed issues and to discuss the issues with the Neutral Auditor, provided, however, that no party shall have any discussions with the Neutral Auditor without first providing the other parties with notice of such discussions and a reasonable opportunity to attend, observe or otherwise participate in such discussions. All fees and expenses relating to the work, if any, performed by the Neutral Auditor will be borne equally by Parent and the Shareholder Representative. The Neutral Auditor will deliver to Parent and the Principal Shareholders as Shareholder Representative, as promptly as practicable and in any event within thirty (30) days after its appointment, a written determination (which determination shall include a worksheet setting forth all material calculations used in arriving at such determination and shall be based solely on information provided to the Neutral Auditor by Parent and the Principal Shareholders or their respective Affiliates) of the disputed items. In resolving any disputed item, the Neutral Auditor: (i) shall be bound by the principles set forth in this Section 1.17 and (ii) shall limit its review to the line items and items specifically set forth in and properly raised in an Objection Notice. The Neutral Auditor’s determination shall be final and binding upon all of the parties to this Agreement and the Security Holders. Upon the agreement of Parent and the Principal Shareholders or the decision of the Neutral Auditor, or if the Principal Shareholders fail to deliver an Objection Notice to Parent within the forty-five (45) day period provided in Section 1.17(b), the Purchase Price Adjustment Statement, as adjusted (if necessary) pursuant to the terms of this Agreement, including the final (as adjusted pursuant hereto) Working Capital Balance (the “Final Working Capital Balance”) and the final (as adjusted pursuant hereto) Excess Closing Company Debt (the “Final Excess Closing Company Debt”), shall constitute the final for all purposes hereunder.

(d) If the Final Excess Closing Company Debt exceeds the Closing Date Excess Closing Company Debt by an amount greater than zero (such amount, the “Negative Purchase Price Adjustment Amount”), then Parent shall be entitled to reduce on a pro rata basis the number of shares of Parent Common Stock to be issued or issuable as Merger Consideration (including by receiving from the Escrow Fund a payment of that number of Escrow Shares) valued at Market Value in an amount equal to the Negative Purchase Price Adjustment Amount.

(e) If the Closing Date Excess Closing Company Debt exceeds the Final Excess Closing Company Debt by an amount greater than zero (such amount, the “Positive Purchase Price Adjustment Amount”), then Parent shall deliver additional shares of Parent Common Stock at Market Value equal to the Positive Purchase Price Adjustment Amount for distribution to the Security Holders as part of the Merger Consideration.

1.18	Bonus and Dividends.

(a) If (i) the Final Working Capital Balance is positive, (ii) the Final Excess Closing Company Debt is not positive and (iii) the payment of the bonuses and dividends described in Section 1.18(b) below will not cause the Final Working Capital Balance to no longer be positive and will not cause the Company to have Final Excess Closing Company Debt, then the Company may pay the bonus and dividends described in Section 1.18(b) below.

(b) Provided that the conditions described in Section 1.18(a) above are and remain satisfied, the Company may, within five (5) Business Days following the determination of the Final Working Capital Balance and the determination of the Final Excess Closing Company Debt (i) pay dividends to the applicable Security Holders in respect of the Company securities equal to a pro rata portion of the Company’s annual dividend amount of $219,200, which pro rata amount shall be determined by that portion of the Company’s fiscal year that has elapsed by Closing; and (ii) pay to the applicable Company executives a pro rata portion of the Company’s annual executive level bonus amount of $296,000, which pro rata amount shall be determined by that portion of the Company’s fiscal year that has elapsed by Closing. The payment (including amount) of the pro rata bonus and pro rata dividends payments shall be made consistent with the Company’s historic practices and policies governing such bonuses and dividends and shall be subject to Parent’s consent.

(c) Further, the payment of the pro rata bonus and pro rata dividends shall in all events be subject to Parent’s rights pursuant to Section 1.17. In the event that the Final Working Capital Balance and the Final Excess Closing Company Debt shall indicate that the Working Capital Balance is not positive, or that the Company has Excess Closing Company Debt, or that the payment of the Section 1.18(b) pro rata bonus and pro rata dividend payments will cause the Working Capital Balance to no longer be positive or to cause the Company to have Excess Closing Company Debt, then Parent shall have the right to indemnification pursuant to Article VIII hereof to the extent of the aggregate payments of bonus and dividends pursuant to Section 1.18(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

Except as set forth in the disclosure schedule delivered by the Company to (and accepted in writing by) Parent and Sub concurrently with the execution and delivery of this Agreement or, with respect to certain agreed upon schedules, by not later than 12 P.M. (noon) on February 17, 2011 (each of which disclosures, in order to be effective, must clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates and must have been accepted in writing by Parent) (the “Company Disclosure Schedule”), each of the Company and the Principal Shareholders by and on behalf of all of the Security Holders hereby represents and warrants to Parent and Sub as of the date of this Agreement and as of the Effective Time as follows:

2.1	Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns, of record or beneficially, any outstanding voting securities, or Equity Interests of any kind or nature (whether controlling or not) in any corporation, limited liability company, partnership, trust, joint venture or other entity (including, but not limited to, any interest in any profits, capital or business of any entity), and neither the Company nor any Subsidiary is a party to any Contract to acquire any such interest. Section 2.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of all direct and indirect Subsidiaries, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding Equity Interests in such Subsidiary, and (iii) the type and nature of the Equity Interests held by each such Person and the percentage of ownership of such Subsidiary represented by such Equity Interests. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, each of the Company and its Subsidiaries owns free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in Section 2.1(b) of the Company

Disclosure Schedule; all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable; and except as set forth in Section 2.1(b) of the Company Disclosure Schedule there are no outstanding Equity Rights with respect to such Person.

2.2 Organizational Documents. The Company has made available to Parent a complete and correct copy of the articles of incorporation and the bylaws, or equivalent organizational documents, in each case as amended to date (“Organizational Documents”), of the Company and each Subsidiary. Such Organizational Documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is, nor has the Company or any Subsidiary been, in violation of any of the provisions of its Organizational Documents. The Company has made available to Parent complete and correct copies of the minutes of all meetings of the board of directors (and each committee thereof) and of the shareholders of the Company and each Subsidiary.

2.3	Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 1,238,000 shares are issued and outstanding, none of which is held in treasury; (ii) 300,000 shares of Company Series A Preferred Stock, of which 228,000 shares are issued and outstanding, none of which is held in treasury; and (iii) 3,100,000 shares of Company Series B Preferred Stock, of which 2,123,000 shares are issued and outstanding, none of which is held in treasury. As of immediately prior to the Effective Time, all outstanding shares of Company Preferred Stock will have been converted to shares of Company Common Stock in accordance with the Organizational Documents of the Company at a conversion ratio of one (1) share of Company Preferred Stock to one (1) share of Company Common Stock, and there shall be no shares of Company Preferred Stock issued or outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights. All shares of Company Common Stock, Company Preferred Stock and all other securities issued by the Company were issued in compliance with all applicable state and federal securities Law, and all offering memoranda or other offering materials relevant to such offerings. Section 2.3(a) of the Company Disclosure Schedule sets forth a complete list of the holders of all outstanding shares of Company Common Stock and Company Preferred Stock, and the number and type of shares held by each such holder, and the share certificates issued to such holder in respect of such shares, both as of the date hereof and as of immediately prior to the Effective Time after giving effect to the conversion of all outstanding shares of Company Preferred Stock to shares of Company Common Stock.

(b) The Company has no issued and outstanding options to purchase or otherwise acquire Company Common Stock or any other Company Securities. Section 2.3(b) of the Company Disclosure Schedule sets forth a complete list of all outstanding Company Warrants, indicating with respect to each such Company Warrant, the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Warrant, the exercise price and the date of grant thereof. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there are no (A) Equity Rights of any character relating to the issued or unissued Equity Interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other Equity Interests in, the Company or any Subsidiary, or (B) authorized, issued or outstanding securities, instruments, evidence of indebtedness or agreements convertible, exchangeable or exercisable for shares of capital stock or Equity Interests of the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company

Common Stock, Company Preferred Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends or distributions with respect to any Equity Interests of the Company or of any Subsidiary. All dividends on the Company Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full, except for the dividends that may be paid or payable pursuant to Section 1.18 hereof, if any.

(c) Except as set forth in Section 2.3(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness. The Company Debt does not, and at Closing will not, exceed the Target Company Debt. The Company and its Subsidiaries would have (if the Closing Date were the date of this Agreement), and at Closing will have, a positive Working Capital Balance.

(d) Section 2.3(d) of the Company Disclosure Schedule sets forth a true and correct schedule of the percentage of the Merger Consideration issuable in respect of each holder of Company Preferred Stock, Company Common Stock and Company Warrants to be converted at the Effective Time into the right to receive payment pursuant to Section 1.6.

2.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions. The Principal Shareholders and the Principal Shareholder Affiliates have approved the Merger and this Agreement and have executed and delivered the Shareholder Written Consent evidencing such approval, and the consent of the Principal Shareholders and the Principal Shareholder Affiliates pursuant to the Shareholder Written Consent is sufficient to approve the Merger and this Agreement in accordance with applicable Law and the Organizational Documents of the Company except for the consent of Penfund to the Merger pursuant to the Shareholders’ and Warrantholders’ Agreement with the Company.

2.5	No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with or violate any of the Organizational Documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations set forth in Section 2.5(a) of the Company Disclosure Schedule have been obtained and that all filings and other actions set forth in Section 2.5(a) of the Company Disclosure Schedule have been made or taken, conflict with or violate any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii), except as set forth in Section 2.5(a) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a benefit under, give rise to any right or obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement (written or oral), lease, license, permit, franchise or other commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

(b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for the filing and recordation of (i) appropriate merger documents as required by the FBCA, (ii) filings pursuant to the HSR Act, or (iii) appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business.

2.6 Permits; Compliance. Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses and permits, and all easements, variances, exceptions, consents, certificates, approvals and orders of, any Governmental Entity necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). Section 2.6 of the Company Disclosure Schedule sets forth a list of each Company Permit. Complete and correct copies of all of the Company Permits required to be listed in Section 2.6 of the Company Disclosure Schedule have heretofore been delivered to Parent by the Company. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, is threatened. To the Knowledge of the Company, each of the Company and each Subsidiary is in material compliance with all (a) Laws applicable to such entity or by which any property or asset of such entity is bound or affected and (b) Contracts and Company Permits to which the Company or any Subsidiary, or by which any property or asset of the Company or any Subsidiary, is bound.

2.7	Financial Statements; Undisclosed Liabilities.

(a) Section 2.7 of the Company Disclosure Schedule contains true, correct and complete copies of (i) the audited and consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2009 and 2010 and the related statements of income and cash flows for the fiscal years then ended, together with the appropriate notes to such financial statements and the report thereon of Kreischer, Miller, and (ii) the unaudited and consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010 (the “Balance Sheet” and the date of the Balance Sheet, the “Balance Sheet Date”) and the related unaudited and consolidated statements of income and cash flows for the three (3) months ended December 31, 2010 and December 31, 2009 (collectively, the “Financial Statements”). Except as set forth therein or in the notes thereto, such balance sheets and statements of income and cash flow have been prepared in conformity with GAAP consistently applied, except that the Company does not record the elimination of intercompany revenue and expenses (all of which intercompany revenue and expenses have been set forth by the Company in a separate schedule included as part of Section 2.7 of the Company Disclosure Schedule) and fairly present the financial position and results of operations and cash flow of the Company and its Subsidiaries as of their respective dates and for the respective periods covered thereby, subject, in the case of the Balance Sheet and the related unaudited statements of income and cash flows, to customary year end and audit adjustments of a normal, recurring type which would not be material in the aggregate and the absence of footnote disclosure. The books and records of the Company fully and fairly reflect all transactions, properties, assets and liabilities of the Company and its Subsidiaries. The Financial Statements have been derived from the accounting records of the Company and its Subsidiaries, represent only bona fide transactions, and reflect the consistent application of such accounting principles throughout the periods covered thereby including the elimination of any inter-company transactions. No financial statements of any Person other than the Company and its Subsidiaries and Choice Realty Holdings, LLC are required by GAAP to be included in any of the Financial Statements. Except for the costs associated with the reverse split of the Company’s Capital Stock and the sale of the Opa Locka, Florida property, there are no extraordinary or material non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

(b) Neither the Company nor any Subsidiary is subject to any liability, whether absolute, contingent, accrued, known, unknown or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities reasonably incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which arises from any breach of contract, breach of warranty, tort or violation of law).

(c) Except as set forth in Section 2.7(c) of the Company Disclosure Schedule, since September 30, 2010, a Company Material Adverse Effect has not occurred and, to the Company’s Knowledge, none is threatened or pending. “Company Material Adverse Effect” means any event, circumstance, development, change or effect that individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, financial condition, results of operations or prospects of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder. Notwithstanding the foregoing, a Company Material Adverse Effect shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from any one or more of the following: (i) the execution and delivery of this Agreement, the pendency or public disclosure of this Agreement or the transactions contemplated by this Agreement (or any action taken by a party in response to such announcement), or the consummation of the transactions contemplated by this Agreement, or (ii) any outbreak or escalation of hostilities or war or any act of terrorism.

(d) Except as set forth in Section 2.7(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such Person is indebted to the Company or any of its Subsidiaries.

(e) All accounts receivable of the Company or any of its Subsidiaries that are reflected on the Balance Sheet or on the accounting records of the Company or any of its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) (i) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and (ii) have arisen (A) from bona fide transactions in the ordinary course of business, and (B) under valid and enforceable Contracts to which the Company or any of its Subsidiaries is a party. All Accounts Receivable are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Balance Sheet. Except as set forth in Section 2.7(e) of the Company Disclosure Schedule, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. Except as set forth in Section 2.7(e) of the Company Disclosure Schedule, there is no contest, claim, or right of set-off, of any Account Receivable relating to the amount or validity of such Account Receivable.

(f) All inventories held for use by the Company or any of its Subsidiaries (collectively the “Inventory”) are of a quantity and quality usable in the ordinary course of business in all material respects. The value at which any Inventory is carried reflects the customary Inventory valuation policy of the Company for stating inventory in accordance with GAAP consistently applied.

(g) In the conduct of its business, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations.

2.8 Information Supplied. None of the information contained in this Agreement, including the Company Disclosure Schedule, and none of the other information or documents furnished to Parent or any of its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading. The Company, by not later than 12 P.M. (noon) on February 17, 2011, shall have delivered to Parent all documents listed in the Company Disclosure Schedule (including any attachment thereto) or listed in any other exhibit or schedule called for by this Agreement. The Company has not failed to disclose to Parent in this Agreement or in the Company Disclosure Schedule any fact material to the business, assets, liabilities or financial condition or prospects of the Company or any of its Subsidiaries taken as a whole.

2.9 Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Company Disclosure Schedule since September 30, 2010, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice (it being understood that, for purposes of this Section 2.9, the taking of any action specifically required by this Agreement shall be deemed to be in the ordinary course of business), and (b) neither the Company nor any Subsidiary has:

(i) amended or otherwise changed any of its Organizational Documents;

(ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(iv) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into or amended any employment, bonus, change of control or severance agreement with, any director or officer or any other employee of the Company or of any Subsidiary, except in the ordinary course of business in a manner consistent with past practice;

(v) suffered any damage, destruction or loss (whether or not covered by insurance) that has had a Company Material Adverse Effect;

(vi) made any change in any financial or Tax accounting methods or practices affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

(vii) acquired any real property or undertaken or committed to undertake capital expenditures;

(viii) made (other than in the ordinary course of business consistent with past practice), changed, revoked or rescinded any material Tax election, filed any amended Tax Return, entered into any closing agreement relating to Taxes, waived or extended the statute of limitations in respect of Taxes, settled or compromised any claim or dispute relating to Taxes, surrendered any right to a claim for a Tax refund, or filed any Tax Returns inconsistently with past practice;

(ix) canceled any debts owed to or claims held by the Company or any Subsidiary (including the settlement of any claims or litigation) or waived any other rights held by the Company or any Subsidiary other than in the ordinary course of business consistent with past practice;

(x) paid any claims against the Company or any Subsidiary (including the settlement of any claims and litigation against the Company or any Subsidiary or the payment or settlement of any obligations or liabilities of the Company or any Subsidiary);

(xi) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(xii) delayed or accelerated payment of any account payable or other liability of the Company or any Subsidiary beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(xiii) made any material changes in the Company’s or any Subsidiary’s employment practices or procedures;

(xiv) made, or agreed to make, any payment of cash or distribution of assets outside the ordinary course of business;

(xv) except in the ordinary course of business, entered into, terminated, or received notice of termination of, any Contract or transaction that individually or in the aggregate involves a total remaining commitment by or to the Company or any Subsidiary of at least $250,000; or

(xvi) authorized, made a commitment or agreed to do any of the foregoing.

2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, charge, complaint or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary, any Principal Shareholder or any Principal Shareholder Affiliate or, to the Company’s Knowledge, any other Security Holder, or any property or asset of the Company, any Subsidiary, any Principal Shareholder or any Principal Shareholder Affiliate or, to the Company’s Knowledge, any other Security Holder, before any Governmental Entity or arbitrator. Except as set forth in Section 2.10 of the Company Disclosure Schedule, no officer or director or trustee of the Company or any Subsidiary or any Principal Shareholder Affiliate is a defendant in any Action. Except as set forth in Section 2.10 of the Company Disclosure Schedule, other than pursuant to the Organizational Documents of each of the Company and the Subsidiaries or any insurance policy or indemnification agreement for the benefit of directors or officers as set forth in Section 2.18 of the Company Disclosure Schedule, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary, nor any Principal Shareholder or any Principal Shareholder Affiliate or, to the Company’s Knowledge, any other Security Holder or property of any Principal Shareholder or any Principal Shareholder Affiliate or, to the Company’s Knowledge, any other Security Holder utilized in the respective businesses of the Company or any Subsidiary, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity.

2.11	Employee Benefit Plans.

(a) Section 2.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, profit-sharing, stock option, stock purchase, stock appreciation right, restricted stock, incentive, deferred compensation, change in control, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are or were maintained, contributed to or sponsored by the Company or any Subsidiary within the last three (3) years for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter and prototype opinion letter for each such Plan, (D) the two most recently prepared audits, actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

(b) Neither the Company nor any Subsidiary has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event). There is no Contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).

(c) With respect to the Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could be subject to any actual or contingent liability under the terms of such Plan or any applicable Law. There are no collective bargaining agreements pursuant to which contributions to any employee plans have been made or obligations incurred (including both pension and welfare benefits) by the Company or any Subsidiary.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available, stating that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.

(e)(i) Each Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code. The Company has not violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been timely filed with the IRS, the U.S. Department of Labor or other Governmental Entity and distributed as required, and all notices required by ERISA or the Code with respect to the Plans have been appropriately given.

(f) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entity is pending, in progress or, to the Knowledge of the Company, threatened that could reasonably be expected to have a Company Material Adverse Effect.

(g) With respect to any Plan, (i) all contributions and payments accrued under each Plan will be discharged and paid on or prior to the Closing Date and (ii) there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Plan that would increase the expense of maintaining any such Plan.

(h) No Plan that is a nonqualified deferred compensation plan, as defined in Code Section 409A, is expected to cause any participant therein to incur additional taxes or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder and all such plans may be terminated at any time by the Company (or by the Surviving Corporation after the Effective Time) in accordance with the requirements of section 409A of the Code without violation of Section 409A of the Code. Each of the Company and the Subsidiaries has not made or become obligated to make, and will not, as a result of any event connected with this Agreement or any other transaction contemplated herein, make or become obligated to make any gross-up payment resulting from a Code Section 409A violation.

(i) Except as set forth in Section 2.11(i) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated herein shall (i) entitle any employee, former employee, officer or director of the Company or any Subsidiary to unemployment compensation or severance pay or any increase in severance pay upon any termination of employment; (ii) increase any benefits otherwise payable under any Plan; (iii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Plans; or (iv) limit or restrict the right of Parent or the Company or any Subsidiary to merge, amend or terminate any of the Plans. No written or oral representations have been made to any employee or former employee of the Company or any Subsidiary concerning the employee benefits of Parent.

2.12	Labor and Employment Matters.

(a) Section 2.12 of the Company Disclosure Schedule sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, accrued vacation and sick leave, paid time off pay and period of service credited for vesting as of the date thereof of all full-time and part-time employees of the Company or any Subsidiary and indicating whether such employee is a part-time or full-time employee or is currently on leave of absence, identifying the type of leave being taken. Except as shown in Section 2.12 of the Company Disclosure Schedule, there are no written or oral employment agreements or severance agreements with employees of the Company or any Subsidiary or arrangements requiring the payment of a bonus or other compensation as a result of the consummation of the transactions contemplated by this Agreement.

(b) There are no labor union or collective bargaining agreements in effect with respect to the employees of the Company or any Subsidiary. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no unfair labor practice complaint against the Company or any Subsidiary pending, or, to the Knowledge of the Company, threatened before the National Labor Relations Board. There is no labor strike, arbitration, dispute, slowdown or work stoppage existing or, to the Knowledge of the Company, threatened. No labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.

(c) Except as set forth in Section 2.12 of the Company Disclosure Schedule, (i) to the Knowledge of the Company, neither the Company nor any Subsidiary is involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company or any Subsidiary which may be generally characterized as a “conflict of interest”, including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company or any Subsidiary, and (ii) there are no situations with respect to the Company or any Subsidiary which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the SEC or any other Governmental Entity.

(d) To the Knowledge of the Company, neither the Company nor any Subsidiary nor any officer, employee or agent or other Person acting on behalf of the Company or any Subsidiary,

directly or indirectly, has given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of the Company or any Subsidiary (or assist the Company or any Subsidiary in connection with any actual or proposed transaction) (i) which might subject the Company or any Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the assets, business, operations or prospects of the Company or any Subsidiary or which would subject the Company or any Subsidiary to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.

(e) Except as set forth in Section 2.12 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has complied with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Section 2.12 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN.

2.13	Real Property and Personal Property; Title to Assets.

(a) Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary owns, and has not ever owned, any real property or any interest in real property, except for the leasehold interests created under the Real Property Leases listed in Section 2.13(a) of the Company Disclosure Schedule and the real property subject thereto (the “Leased Real Property”), all of which are in full force and effect. Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, the Company or a Subsidiary has the right to quiet enjoyment of all the Leased Real Property for the full term of each such Real Property Lease (and any renewal option) relating thereto, and the leasehold or other interest of the Company or a Subsidiary in such Leased Real Property is not subject or subordinate to any Liens. Complete and correct copies of each Real Property Lease and any instruments evidencing Liens, commitments for the issuance of title insurance, title opinions, surveys and appraisals in the Company’s or a Subsidiary’s possession and any policies of title insurance currently in force and in the possession of the Company or a Subsidiary with respect to each such parcel of Leased Real Property have heretofore been made available (and as of the Closing Date shall have been delivered) by the Company to Parent.

(b) Neither the whole nor any part of the Leased Real Property has been condemned or otherwise taken by any public authority or is currently being condemned or otherwise taken, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. Each of the Real Property Leases is valid, binding and in full force and effect as against the Company or a Subsidiary and, to the Company’s Knowledge, as against the other party thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received written notice under any of the Real Property Leases of any default that has not been cured to the satisfaction of the other party thereto, and, to the Company’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or a Subsidiary. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or a default under any such Real Property Lease that has not been redeposited in full. The Company or a Subsidiary has exercised within the time prescribed in each Real Property Lease any option provided therein to extend or renew the term thereof. To the Knowledge of the Company, there are no latent defects or adverse physical conditions affecting any Leased Real Property or the improvements thereon, other than those that would not reasonably be expected to have a

Company Material Adverse Effect. To the Knowledge of the Company, the current use or occupancy of the Leased Real Property or operation of the business therein is in compliance with all Laws and, to the Knowledge of the Company, there are no violations of any Law applicable to any Leased Real Property. The Leased Real Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries or that are necessary for the continued operation of the business as the business is currently conducted.

(c) Section 2.13(c) of the Company Disclosure Schedule contains a detailed list of all machinery, equipment, vehicles (including vehicle identification numbers), fork lifts, containers, compactors, furniture and other personal property (“Personal Property”) owned by the Company or a Subsidiary. Section 2.13(c) of the Company Disclosure Schedule lists each lease or other agreement or right, whether written or oral, under which the Company or any Subsidiary is lessee of, or holds or operates, any Personal Property.

(d) Each of the Company and its Subsidiaries has good and marketable title to all of its assets and properties free and clear of all Liens other than any Liens pursuant to the Comerica Loan Agreement or the Penfund Subordinated Credit Agreement and described in Section 2.13(d) of the Company Disclosure Schedule, which Liens shall be released on or prior to the Closing Date. Each of the Company and its Subsidiaries owns all assets of such entity that are reflected as owned in the books and records of each of the Company and its Subsidiaries, respectively.

(e) The Leased Real Property, the Personal Property and the other tangible assets of the Company and its Subsidiaries are (i) all of the real and tangible assets required for the conduct of the business as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) Except as set forth in Section 2.13(f) of the Company Disclosure Schedule, none of the Principal Shareholders or the Principal Shareholder Affiliates has (i) any interest in any assets used in the business of the Company or any Subsidiary other than the assets described in Section 2.13(f) of the Company Disclosure Schedule or (ii) any rights to receive any consideration in connection with the disposition of their interests in the Company and its Subsidiaries other than the portion of the Merger Consideration issuable to them pursuant to this Agreement.

2.14	Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company or any Subsidiary (“Owned Intellectual Property”) and that in which the Company or any Subsidiary holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Entity;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Section 2.14(b) of the Company Disclosure Schedule lists all Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company’s or any Subsidiary’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, the Company or a Subsidiary owns all right, title and interest in and to the Owned Intellectual Property, free and clear of encumbrances and claims of all third Persons including any current or former employee or independent contractor. The Company has provided Parent with true and complete copies of any written agreements in which current and former employees of the Company or any Subsidiary, and current and former independent contractors of the Company or any Subsidiary assign to the Company or any Subsidiary any ownership interest and right they may have in the Owned Intellectual Property and acknowledge the Company’s or Subsidiary’s exclusive ownership of any Owned Intellectual Property. To the Knowledge of the Company, the Company is in compliance with all legal requirements applicable to the Owned Intellectual Property and the Company’s ownership and use thereof.

(d) Section 2.14(d) of the Company Disclosure Schedule lists all licenses, sublicenses and other agreements whereby the Company or any Subsidiary is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s or any Subsidiary’s current or planned business or operations. The Company and Subsidiaries have provided Parent with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and Subsidiaries and the other parties thereto, and the Company and Subsidiaries and such other parties are in full compliance with the terms and conditions of such agreements.

(e) The conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes or may infringe upon or misappropriates the Intellectual Property rights of any third party.

(f) None of the Owned Intellectual Property or Licensed Intellectual Property has been adjudged invalid or unenforceable in whole or in part, and to the Company’s Knowledge, no Person is engaging in any activity that infringes upon the Owned Intellectual Property or Licensed Intellectual Property.

(g) Each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and to the Company’s Knowledge, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder.

(h) The Company has taken all commercially reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall adversely affect any of the Company’s or any Subsidiary’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

2.15	Taxes.

(a) The Company and the Subsidiaries (i) have timely filed or caused to be filed all Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all respects; and (ii) have timely paid all Taxes required to be paid, regardless of whether shown on a Tax Return. All Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been timely withheld and paid to the applicable Tax authority.

(b) There are no pending, in progress, or, to the Knowledge of the Company, threatened audits, examinations, investigations, actions, suits, claims for refund, or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary except for routine (usually annually) franchise fee audits (none of which has resulted or will result in any material liability to the Company or any Subsidiary or any Indemnified Party). No deficiency for any Tax has been asserted or assessed by any Tax authority against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable). Neither the Company nor any Subsidiary is subject to any accumulated earnings Tax or personal holding company Tax.

(c) Neither the Company nor any Subsidiary has made or is obligated to make, nor will any become obligated to make, any payment that would not be deductible pursuant to Section 162(m) or 280G of the Code or that would be subject to the excise Tax under Section 4999 of the Code or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Section 4999 of the Code.

(d) There are no pending or, to the Knowledge of the Company, potential claims for indemnity against the Company or any Subsidiary under any indemnification, allocation or sharing agreement with respect to income Taxes.

(e) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax collection, assessment or deficiency.

(f) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

(g) The Company and the Subsidiaries have not participated in any reportable transactions as contemplated in Treasury Regulation 1.6011-4.

(h) To the Knowledge of the Company, there are no proposed reassessments of any property owned by the Company or the Subsidiaries that could result in an increase in the amount of any Tax to which the Company or any such Subsidiary would be subject.

(i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (A) adjustment pursuant to Section 481 or Section 263A of the Code, the regulations thereunder or any similar provision under state or local Law, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (C) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing, or (E) prepaid amount received on or prior to the Closing.

(j) All Taxes incurred by or with respect to the Company or any Subsidiary which are not yet due and payable have been accrued on the Balance Sheet or have been paid in compliance with all applicable laws and regulations. To the extent that the Company or any Subsidiary incurs Taxes after the date hereof with respect to periods ending on or prior to the Closing Date, the Company or such Subsidiary shall pay all such Taxes on or prior to the Closing Date in compliance with all applicable laws and regulations, or if such Taxes are not yet due and payable on such date, the amount of such Taxes shall be accrued on the Balance Sheet.

(k) The Company and each of its Subsidiaries have identified all uncertain tax positions contained in all Tax Returns filed by the Company or its Subsidiaries and have established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 and FASB Statement No. 109.

(l) All Taxes of the Company and each Subsidiary accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business of the Company or such Subsidiary and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s or such Subsidiary’s operating results).

(m) Except as set forth in Section 2.15(m) of the Company Disclosure Schedule, there has been no audit by any Governmental Entity of the Company or any Subsidiary in respect of any income, sales, payroll, property or other Taxes other than routine franchise fee audits (none of which has resulted or will result in any material liability to the Company or any Subsidiary or any Indemnified Party).

(n) Neither the Company nor any Subsidiary has requested or been granted an extension of time for filing any federal income Tax Return to a date later than the Closing Date; except that the Company and its Subsidiaries have requested or been granted an extension of the time for filing federal income Tax Returns for the year ending September 30, 2010 to a date later than the Closing Date.

(o) Neither the Company nor any Subsidiary is subject to Tax or has a permanent establishment in any foreign jurisdiction. Neither the Company nor any Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. Neither the Company nor any Subsidiary has transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.

(p) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).

(q) Neither the Company nor any Subsidiary has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (in each case, other than a group the common parent of which is the Company), or is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes.

(r) Neither the Company nor any Subsidiary has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract or otherwise, other than with respect to the consolidated returns filed by the affiliated group of which the Company is the common parent.

(s) The Company and the Subsidiaries have no deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and neither the Company nor any Subsidiary has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19.

(t) Neither the Company nor any Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes.

(u) Neither the Company nor any Subsidiary has ever been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. All mergers, spin-offs, transfers of assets or any other kind of transactions that may qualify as a corporate reorganization for tax purposes that included the Company or any Subsidiary have been made and continue to be in compliance with all applicable Tax laws. The consummation of the transaction contemplated by this Agreement will not affect the Tax treatment of such transaction.

(v) None of the assets of the Company or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of the Company or any Subsidiary is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.

(w) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(x) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. To the Knowledge of the Company, the prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(y) The Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code.

(z) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean (A) any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

(ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

2.16	Environmental Matters.

(a) Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, (i) neither the Company nor any of the Subsidiaries is in Material Violation (as herein defined) of any applicable Environmental Law; (ii) there is no Release or, to the Company’s Knowledge, threat of Release of Hazardous Substances at, on, under or affecting (A) any of the properties currently or formerly owned, leased or operated by the Company or any of the Subsidiaries during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, or (B) any location at which Hazardous Substances are present for which the Company or any of the Subsidiaries is or may be liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation under applicable Environmental Laws to the Company or any of the Subsidiaries, or, as the Company and the Subsidiaries are currently operated, adversely affect the revenues of the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in compliance with all, and have not committed a Material Violation of any, Environmental Permits necessary to operate the business as it is currently being operated; (iv) there are no claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise relating to Environmental Laws or concerning the presence or Release of Hazardous Substances; (v) neither the Company nor any of the Subsidiaries has received any written or verbal notice of, is a party to, or, to the Knowledge of the Company, is reasonably likely to be affected by any outstanding proceedings, any outstanding investigations or agreements concerning any Environmental Law or concerning the presence or Release of Hazardous Substances; and (vi) no Hazardous Substances have been generated, managed, handled, treated or stored at, transported from, been arranged for transportation or disposal by the Company or any Subsidiaries in Material Violation of any Environmental Law. The Company has provided or made available to Parent a copy of all studies, audits, assessments, reports, correspondence and memoranda (including but not limited to legal correspondence and memoranda prepared by any current or former counsel for the Company or any Subsidiary), or investigations concerning compliance with, or liability or obligations under, any

Environmental Law affecting the Company or any Subsidiary that is in the possession or, to the Knowledge of the Company, control of the Company or any Subsidiary. As used in this Agreement, “Material Violation” means any violation that has resulted or that, unless fully remedied by the Principal Shareholders at their expense to Parent’s reasonable satisfaction so as not to cause any Loss, may result directly or indirectly in any Losses to the Company, any Subsidiary, the Surviving Corporation, Parent, their respective Affiliates, or any of their respective officers, directors, shareholders, employees, agents or representatives, which Losses (calculated as the aggregate of all Losses incurred by all such Persons combined) amount to at least $50,000 with respect to any single violation or at least $150,000 when aggregated with all other violations of Environmental Laws and/or Environmental Permits.

(b) No portion of any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries, and no site to which the Company or any of its Subsidiaries has disposed or allowed or arranged for a third party by Contract to handle and dispose of waste, is on a CERCLA, CERCLIS, or RCRIS list or the National Priorities List of Hazardous Waste Sites or any similar list or database maintained by the states in which the Company or its Subsidiaries operate, and neither the Company nor any of its Subsidiaries has been notified that it is a “potentially responsible person” in connection with any of their operations.

(c) No Lien with respect to a Release has been imposed against the Company or any of its Subsidiaries or any of their respective assets under CERCLA, and comparable state statute or other applicable Law.

(d) Set forth in Section 2.16(d) of the Company Disclosure Schedule is a complete list of the names and addresses of all disposal sites (including Hazardous Substances disposal sites but exclusive of recycling facilities) used currently or in the past three (3) calendar years by the Company or any of its Subsidiaries.

(e) Up to and including the date that is three (3) Business Days prior to the Closing Date, the Company grants to Parent and Sub and their respective contractors, agents, employees and assigns the right to enter upon any and all properties currently owned, operated, leased, or otherwise controlled by the Company and all of the Subsidiaries (collectively, the “Current Company Properties”) to conduct and perform all or any of the following activities to determine their feasibility for Parent’s and Sub’s intended use as well as their environmental, regulatory, operational, and geotechnical status: boundary and topographic surveys, wetlands surveys and determinations, geotechnical soil borings and analyses, Phase I and Phase II environmental assessments (including but not limited to testing of soil, ash, sediments, groundwater, surface water, air, vapor, and solid and liquid waste), and such other physical tests and inspections (invasive and non-invasive) of the Current Company Properties which Parent and Sub may deem necessary or advisable, in their sole discretion (the “Permitted Activities”). The following provisions shall be applicable to the Permitted Activities:

(i) Parent and Sub will be responsible for any and all costs related to the Permitted Activities.

(ii) With respect to its entry onto the Current Company Properties for the Permitted Activities, Parent and Sub shall (1) give Rodrigue at least two (2) business day prior notice (which notice may be telephonic); (2) at all times conduct the Permitted Activities in compliance with applicable law in a manner so as not to cause any material damage, liability, loss, cost or expense to the Company or the Current Company Properties or to unreasonably interfere with the Company or any tenant of the Current Company Properties or any other authorized party’s activities at the Company Properties; (3) promptly restore the Current Company Properties substantially to their condition immediately preceding Parent’s and Sub’s

Permitted Activities; (4) keep the Current Company Properties free and clear of any mechanic’s liens or materialman’s liens arising from the Permitted Activities; (5) at all times allow a representative of the Company to accompany Parent’s and Sub’s representative(s) when at the Current Company Properties; and (6) indemnify and hold harmless the Company, the Subsidiaries and the Principal Shareholders for all claims, liabilities, obligations, damages, costs, injuries, or expenses to the extent directly arising from the Permitted Activities (which indemnity shall survive the termination of this Agreement for a period of twelve (12) months); provided however that this indemnification provision does not include indemnification for investigation or response to conditions revealed by the Permitted Activities.

(iii) Prior to commencement, each of Parent’s and Sub’s contractors, consultants, or agents performing any Permitted Activities, shall furnish to the Company, in form reasonably satisfactory to the Company, a certificate or certificates of insurance, or other satisfactory evidence indicating that each of such contractor, consultant, and/or agents as may be applicable has obtained commercial general liability insurance, which shall include contractual liability and products and completed operations with limits not less than $1,000,000.00 per occurrence and $1,000,000.00 in the aggregate for bodily injury, including death, and property damage combined or such lesser limits as are customary for similar testing at similar properties. The aforesaid insurance coverage shall include acts and omissions of the insured’s contractors, subcontractors, agents and employees. All such commercial general liability insurance shall name the Company and the applicable Subsidiary, if any, as an additional insured. In addition, all such certificate(s) or other evidence shall indicate that the coverage described therein is in force as of the date of the commencement of the applicable Permitted Activities and that the coverage evidenced thereby shall not be modified or cancelled without at least ten (10) days’ prior written notice to the Company.

(iv) Parent and Sub shall not be liable for any claims, liabilities, losses, costs, damages or expenses (including reasonable attorneys’ fees) as a result of the negligence or intentional acts of the Company or for any pre-existing conditions at the Current Company Properties, including but not limited to, any Releases, discharges, spills, disposal or presence of Hazardous Substances or other regulated substances occurring or present at, on, upon, into, within, under, from, about, adjacent to, near, or affecting the Current Company Properties. Parent’s and Sub’s disclaimer includes contamination originating from any off-site sources. The Company and the Principal Shareholders and the Principal Shareholder Affiliates agree to indemnify, defend and hold harmless Parent and Sub from and against all demands, claims, assertions of liability, actions, losses, costs, orders, expenses, damages, liens, judgments, fines, penalties, settlements, liabilities, attorneys’ fees and other litigation expenses, arising or alleged to have arisen out of such acts of the Company and pre-existing conditions at the Current Company Properties as described in this paragraph, including any personal injury or property damage thereon. Parent’s and Sub’s foregoing disclaimer and the Company’s indemnity shall survive the termination of this Agreement for a period of twelve (12) months.

(v) Notwithstanding anything else in this Agreement, the Company agrees that Parent and Sub may disclose, in any form or format, any information, results, or data obtained in connection with the Permitted Activities to third parties provided that such disclosure is reasonably related, in Parent’s and Sub’s sole discretion, to evaluating whether to consummate the transaction contemplated by this Agreement and provided further that such third parties expressly agree to treat the information, results or data so disclosed as Confidential Information and agree to disclose the information, results or data to others as expressly required by Law. Such information, results or data may only be disclosed to Governmental Entities as expressly required by applicable Law.

(vi) The Company acknowledges that the Permitted Activities may discover, reveal and/or document the presence of contamination by Hazardous Substances or wastes or regulated materials in soil, groundwater, surface water, sediment, vapor, or other environmental medium at or in connection with the Current Company Properties and that such discovery, revelation or documentation and/or Parent’s and Sub’s disclosure of and/or discussion of such matters or any other aspect of the Permitted Activities with any Governmental Entity and/or other third parties may result in claims, demands, and obligations for assessment, remediation, reimbursement, fines, penalties, and/or other appropriate action under Environmental Law or other applicable federal, state, or local law and further, may result in a diminution in value of the Current Company Properties or the ability of the Current Company Properties to be marketed for sale, lease, or other form of use (the “Contamination Disclosure Implications”), provided however that any such revelation, documentation or disclosure to any Governmental Entity on the part of Parent or Sub may only occur as expressly required by Law. The Company hereby expressly agrees that Parent and Sub shall have no liability arising out of or relating to the Contamination Disclosure Implications and forever releases and waives any claim that it may have against Parent and Sub in connection with same. This release shall survive termination of this Agreement.

(vii) The Company agrees that any environmental reports or related correspondence or documentation provided to them by Parent and/or Sub, which Parent and/or Sub may elect not to do at their sole discretion, or otherwise obtained by the Company that were prepared by Parent and/or Sub and/or on behalf of Parent and/or Sub (the “Shared Environmental Documentation”) creates no right of reliance in favor of the Company. Furthermore, Parent and Sub make no representations or warranties with respect to accuracy or completeness of the Shared Environmental Documentation, and the Company forever waives and releases Parent and Sub from any claims that may arise out of same. Other than any reports or correspondence previously transmitted by Parent and Sub to a Governmental Entity or as may otherwise be expressly required by Law, the Company may not distribute, transmit, or release any Shared Environmental Documentation to any third party without the express written consent of Parent and Sub, which Parent and Sub may withhold in their sole discretion.

(f) For purposes of this Agreement:

(i) “Environmental Law(s)” means any Law (including common law) of the United States federal, state, local or any other Governmental Entity, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (B) the handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances and intended to address environmental concerns, or (C) pollution or protection of the environment or human health and safety, or (D) any other similar, analogous, or related subjects, Law, or matter, and shall include, but not be limited to (i) the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251, et seq.); (ii) the Solid Waste Disposal Act, including the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901, et seq.); (iii) the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. § 9601, et seq.); (iv) the Federal Clean Air Act, as amended (42 U.S.C. § 7401, et seq.); (v) the Federal Clean Water Act, as amended (33 U.S.C. § 1251, et seq.); (vi) the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136, et seq.); (vii) the Toxic Substances Control Act, as amended (15 U.S.C. § 2601, et seq.); (viii) the Emergency Planning and Community Right-to-Know Act, as amended (42 U.S.C. § 11001, et. seq.); (ix) the Occupational Safety and Health Act, as amended (29 U.S.C. § 650, et seq.); (x) the Safe Drinking Water Act, as amended (21 U.S.C. § 349 and 42 U.S.C. §§ 201 and 300f, et seq.); (xi) the National Environmental Policy Act, as amended (42 U.S.C. § 4321, et seq.); (xii) the

Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801, et seq.); and (xiii) all regulations, rules, orders, or any other requirements issued, promulgated, or required by, under, or pursuant to any of the foregoing, as in effect on or prior to the Effective Time or as may be amended, promulgated, or enacted in the future, as applicable. This subsection is more fully incorporated and made a part of this Section 2.16.

(ii) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means any chemical, substance, material, product, pollutant, contaminant, compound, or waste material(s), whether solid, semisolid, gas, or liquid in nature, as any of those terms are defined, classified, or regulated by any Environmental Laws, including but not limited to petroleum or petroleum products, including crude oil and any fractions thereof, polychlorinated biphenyls, asbestos or asbestos-containing materials present in building materials or components that could reasonably be expected to adversely affect human health, mold, urea formaldehyde foam insulation, radon, radioactive material, and any other substance, material or waste regulated on or prior to the Effective Time by any Governmental Entity.

(iv) “Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

2.17	Material Contracts.

(a) Section 2.17(a) of the Company Disclosure Schedule contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound as of the date hereof:

(i) any Contract for the purchase, sale, lease or management of real property;

(ii) any Contract with any Governmental Entity with revenues to the Company or any Subsidiary individually or in the aggregate of $50,000 or more per year;

(iii) any Contract for the purchase or sale of materials, supplies, goods, services, equipment or other assets that is not terminable by the Company without penalty on 30 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require (A) annual payments from the Company and/or the Subsidiaries individually or in the aggregate of $50,000 or more, (B) aggregate payments from the Company and/or the Subsidiaries individually or in the aggregate of $50,000 or more, (C) annual payments to the Company and/or the Subsidiaries individually or in the aggregate of $50,000 or more, or (D) aggregate payments to the Company and/or the Subsidiaries individually or in the aggregate of $50,000 or more;

(iv) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(v) any Contract (other than among consolidated Subsidiaries) evidencing or governing Indebtedness;

(vi) any Contract that purports to limit the right of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) to compete with any Person or operate in any location, or (C) to acquire equity securities of any Person;

(vii) any Contract to which the Company or any of its Subsidiaries has continuing indemnification or confidentiality obligations, or potential liability under any purchase price adjustment;

(viii) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person (including any liability related to or arising out of any acquisition or other business combination such as any earn-out, performance bonus or other contingent payment arrangement);

(ix) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Leased Real Property, under which the Company or any of the Subsidiaries has, or expects to incur, an obligation;

(x) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries, taken as a whole;

(xi) any employment, contractor, or consulting Contract or other similar Contract entered into by the Company or any of its Subsidiaries, on the one hand, and (A) any director or officer of the Company, (B) any other employee or consultant of the Company or any Company Subsidiary or (C) any firm or other organization;

(xii) any Contract to grant any severance or termination pay (in cash or otherwise);

(xiii) any Contract in which the Company grants a power of attorney, agency or similar authority to another Person or entity;

(xiv) any fidelity or surety bond;

(xv) any lease of any real or personal property, other than leases for equipment in the ordinary course of business for which annual lease payments do not exceed $5,000 annually;

(xvi) any Contract which (A) imposes a Lien on any assets of the Company or any Subsidiary, (B) creates, incurs or guarantees any Indebtedness or (C) assumes or otherwise becomes liable for the obligations of any other Person;

(xvii) any Contract containing “most favored nation” provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(xviii) any collective bargaining Contract;

(xix) any other Contract that was entered into outside the ordinary course of business or inconsistent with past practices; and

(xx) any Contract (other than Contracts referenced in clauses (i) through (xix) of this Section 2.17(a)) which by its terms is likely to involve payment or receipt of consideration over the remaining term of such Contract of $50,000 or more in the aggregate, or which is otherwise material to the business of the Company and its Subsidiaries, taken as a whole.

(the Contracts described in clauses (i) through (xx) and those required to be identified in Sections 2.11(a) and 2.11(b) of the Company Disclosure Schedule, in each case together with all exhibits and schedules thereto being, the “Material Contracts”).

(b)(i) Neither the Company nor any Subsidiary is and, to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries or any of the Principal Shareholders or Principal Shareholder Affiliates has received any notice, communication or claim (whether oral or written) of any actual or alleged breach or default, or any actual or proposed revocation, withdrawal, suspension, cancellation, termination or amendment, to or under any Material Contract, and (iii) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Contracts to which the Company or any Subsidiary is a party or beneficiary or by which any of them or their respective properties or assets are bound or affected including, without limitation, all Material Contracts, including any amendments thereto. The customer service Contracts set forth in Sections 2.17(a)(ii) and (iii) of the Company Disclosure Schedule represent in terms of revenues during the prior 12-month period at least 65% of all such revenues of the Company and its Subsidiaries on a consolidated basis.

(c) Neither the Company, any Subsidiary, any Principal Shareholder nor any Principal Shareholder Affiliate is a party to any agreement, lease or other instrument, or subject to any corporate restriction, governmental approval or applicable law which in the foreseeable future could be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Entity will be so burdensome as to have a Company Material Adverse Effect. Other than in respect of Indebtedness to be paid off at the Closing, neither the Company nor any Subsidiary nor any Principal Shareholder nor any Principal Shareholder Affiliate is party to any agreement or instrument that directly or indirectly prohibits, restricts or imposes any condition upon the ability of the Company or any Subsidiary to create, incur or permit to exist any Indebtedness or any Lien upon any of its assets, or upon the ability of the Company or any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or otherwise that imposes any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock or its ability to transfer any of its assets or properties.

2.18 Insurance. Section 2.18 of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. Except as set forth in Section 2.18 of the Company Disclosure Schedule, with respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received by the Company or any Subsidiary; and (e) the policy is sufficient for compliance with all requirements of Law and of all Contracts to which the Company or any of the Subsidiaries are parties or otherwise bound.

2.19 Interested Party Transactions. Except as disclosed in Section 2.19 of the Company Disclosure Schedule, no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, Affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person which is (a) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (b) participating in any transaction to which the Company or any of its Subsidiaries is a party, or (c) otherwise a party to any Material Contract with the Company or any of its Subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Plans.

2.20 Corrupt Gifts and Payments. None of the Company, any Subsidiary, any Principal Shareholder, any Principal Shareholder Affiliate or to the Company’s Knowledge any director, officer, employee or other Person acting on behalf of the Company or any Subsidiary, has, in connection with the respective businesses of the Company and its Subsidiaries (a) used any Company or Subsidiary funds for any unlawful contribution, gift, or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any governmental official or employee from any Company or Subsidiary funds, or (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

2.22 Customers and Suppliers. Section 2.22 of the Company Disclosure Schedule sets forth a list of names and addresses of the ten largest customers and the ten largest suppliers of the Company (measured in each case by dollar volume of purchases or sales during the twelve months ended December 31, 2010) and the dollar amount of purchase or sales which each such customer or supplier represented during the year ended December 31, 2010. Except as set forth in Section 2.22 of the Company Disclosure Schedule, there exists no actual or, to the Company’s Knowledge, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company (a) with any customer or group of customers or suppliers listed in Section 2.22 of the Company Disclosure Schedule, or whose purchases individually or in the aggregate are material to the Company or the operation of the respective businesses of the Company and its Subsidiaries, or (b) with any supplier or group of suppliers listed in Section 2.22 of the Company Disclosure Schedule, or whose sales individually or in the aggregate are material to the Company or any Subsidiary or the operation of the respective businesses of the Company and its Subsidiaries.

2.23 Bank Accounts; Powers of Attorney. Section 2.23 of the Company Disclosure Schedule sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and each Subsidiary and Persons authorized to sign or otherwise act with respect thereto and a complete and correct list of all Persons holding a general or special power of attorney granted by the Company and each Subsidiary and a complete and correct copy thereof.

2.24 Severance/Change in Control Obligations. Section 2.24 of the Company Disclosure Schedule sets forth a true and correct schedule of all severance, change of control and other payments or other benefits due from the Company or a Subsidiary, or to which any Person shall become entitled, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event) (such payments or benefits, the “Severance/Change in Control Obligations”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS AND

THE PRINCIPAL SHAREHOLDER AFFILIATES

Each of the Principal Shareholders and the Principal Shareholder Affiliates hereby represents and warrants to Parent and Sub as of the date of this Agreement and as of the Effective Time as follows:

3.1 Authorization of Transaction. The applicable Voting Security Holder has full power and authority to execute and deliver this Agreement and to perform all obligations hereunder required to be performed by such Voting Security Holder. This Agreement constitutes the valid and legally binding obligation of the applicable Voting Security Holder, enforceable in accordance with its terms and conditions.

(a) The applicable Voting Security Holder has not had a legal representative appointed by a court of law or otherwise to act on behalf of such Voting Security Holder, or with respect to any property of such Voting Security Holder. Except for the filing of any Notification and Report Form pursuant to the HSR Act, if applicable, the applicable Voting Security Holder is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(b) Each Voting Security Holder which is a trust or other entity has all requisite trust or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary trust or other entity action and no other trust or other entity proceeding on the part of such Voting Security Holder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Voting Security Holder and, assuming the due authorization, execution and delivery thereof by such Voting Security Holder, the Company, Parent and Sub, constitutes the legal, valid and binding obligation of such Voting Security Holder enforceable in accordance with its terms and conditions.

3.2 Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate the Certificate of Formation or Limited Liability Company Agreement or trust documents or equivalent organizational documents of any Voting Security Holder which is an entity, in each case as amended or restated, (b) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or charge or other restriction of any government, Governmental Entity, or court to which the applicable Voting Security Holder is subject, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the applicable Voting Security Holder is a party, by which the applicable Voting Security Holder is bound or to which any assets of the applicable Voting Security Holder are subject.

3.3 Brokers. The applicable Voting Security Holder has no liability or obligation to pay any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.4 Company Shares. Each Voting Security Holder holds of record and owns beneficially all the outstanding shares or other securities of the Company as set forth on Section 3.4 of the Company Disclosure Schedule. Except for encumbrances described in Section 3.4 of the Company Disclosure Schedule in connection with the Comerica Loan Agreement and the Penfund Subordinated Credit Agreement (all of which encumbrances will be removed prior to Closing), the applicable Voting Security Holder owns his or its respective Company Securities free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and as set forth in Section 3.4 of the Company Disclosure Schedule), encumbrances, security interests, options, warrants, purchase rights, contracts, commitments and/or other rights whatsoever. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the applicable Voting Security Holder is not a party to any option, warrant, purchase right or other contract or commitment whatsoever that could require the applicable Voting Security Holder to sell, transfer or otherwise dispose of any capital stock or other securities of the Company (other than this Agreement). Except as set forth in Section 3.4 of the Company Disclosure Schedule, the applicable Voting Security Holder is not a party to any voting trust, proxy, voting rights agreement or other agreement or understanding with respect to the voting of any capital stock of the Company. No Voting Security Holder owns any interest in or securities of any Subsidiary.

3.5 Absence of Claims. Except as set forth in Section 3.5 of the Company Disclosure Schedule, no Voting Security Holder has any claim against the Company or any Subsidiary whether present or future, contingent or unconditional, fixed or variable, under any Contract or on any other basis whatsoever, whether in equity or at law.

3.6 Investment. The applicable Voting Security Holder (and, in the case of each Testamentary Trust, its trustee) and, to the knowledge of the applicable Voting Security Holder, each other Voting Security Holder (a) understands that the shares of Parent Common Stock have not been, and will not be at the time of issuance, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the shares of Parent Common Stock solely for his or its own account (or in the case of the trustee of the Testamentary Trusts, in such trustee’s capacity as such for the account of the respective Testamentary Trusts) for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Parent Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Parent Common Stock, and (f) is an “accredited investor” as such term is defined under Regulation D of the Securities Act.

3.7 Residency of the Voting Security Holder. The applicable Voting Security Holder, except for Penfund, is not (and, to his or its knowledge, no other Voting Security Holder except for Penfund is) a resident of any of the provinces or territories of Canada.

3.8 Trading in Shares of Parent Common Stock. The applicable Voting Security Holder, except for Penfund, has no intention (and, to his or its knowledge, no other Voting Security Holder except for Penfund has any intention) of trading in the shares of Parent Common Stock in any of the provinces or territories of Canada during the period that is four months and one day from the issuance of the Parent Common Stock hereunder.

3.9 Restricted Securities; Legend. The applicable Voting Security Holder understands and acknowledges that the shares of Parent Common Stock will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may be offered, sold, pledged or otherwise transferred by such Voting Security Holder, directly or indirectly, only in accordance with this Agreement and the Lock-up

Agreement and pursuant to an effective registration statement meeting the requirements of the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities laws. The applicable Voting Security Holder acknowledges and understands that, upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act, certificates representing the shares of Parent Common Stock issuable pursuant hereto and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FROM THE ISSUER WITHOUT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE RESTRICTED SHARES AS THAT TERM IS DEFINED UNDER RULE 144, PROMULGATED UNDER THE SECURITIES ACT. THESE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED, OR OTHERWISE DISPOSED OF IN ANY MANNER (“TRANSFER”) UNLESS SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR EXCEPT PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AS EVIDENCED BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT THE TRANSFER WILL NOT RESULT IN A VIOLATION OF THE SECURITIES ACT.

In addition, during the term of the Lock-up Agreement, certificates representing the shares of Parent Common Stock issuable pursuant hereto and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend (or a legend in substantially the following form):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT BETWEEN THE HOLDER OF SUCH SHARES AND SWISHER HYGIENE INC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company as of the date hereof and as of the Effective Time as follows:

4.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted.

4.2 Authority Relative to this Agreement. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms and conditions.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent or Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Sub, or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been made or taken, conflict with or violate in any material respect any Law applicable to Parent or Sub or by which any of their respective properties or assets is bound or affected.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) the filing and recordation of (A) appropriate merger documents as required by the FBCA and (B) appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (ii) filings pursuant to the HSR Act, (iii) applicable requirements, if any, of the Exchange Act, (iv) any filings required under the rules and regulations of the Toronto Stock Exchange or other exchange on which the Parent Common Stock is listed, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent Parent or Sub from performing their material obligations under this Agreement.

4.4 Securities Commission Documents; Parent Financial Statements.

(a) A true and complete copy of each annual, quarterly, current and other report, registration statement, and definitive proxy statement filed by Parent with the Ontario Securities Commission (“OSC”) since January 1, 2010 and prior to February 2, 2011 (the “Parent OSC Documents”) is available on the Web site http://www.sedar.com, other than portions in respect of which confidential treatment was granted by the OSC. As of their respective filing dates (or, in the case of amended filings, on the date of such amendment), the Parent OSC Documents complied in all material respects with the requirements of the OSC and applicable Canadian provincial securities laws, as the case may be, and the rules and regulations of the OSC promulgated thereunder applicable to such Parent OSC Documents, and none of the Parent OSC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent OSC Document. The financial statements of Parent included in the Parent OSC Documents (the “Parent OSC Financial Statements”) complied as to form in all material respects with the published rules and regulations of the OSC with respect thereto, were prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted by Canadian GAAP) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments). Parent has filed, under applicable Law, all required reports, schedules, forms and registration statements with the OSC and SEC, and is in compliance in all material respects with SEC, OSC and exchange rules and regulations applicable to Parent.

(b) A true and complete copy of each annual, quarterly, current and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since February 2, 2011 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates (or, in the case of amended filings, on the date of such amendment), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents (individually, the “Parent SEC Financial Statements”, and collectively with the Parent OSC Financial Statements, the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

4.5 Litigation. There is no proceeding pending against or, to the knowledge of Parent, threatened against, Parent or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its subsidiaries is subject to any order against Parent or any of its subsidiaries or naming Parent or any of its subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement.

4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the businesses of the Company and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing in accordance with Section 5.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 5.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and employees of the Company and its Subsidiaries and to use its best efforts to preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and its Subsidiaries and any material event involving the Company or any Subsidiary that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Except as expressly contemplated by this

Agreement and except as expressly set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and the Company shall cause each Subsidiary to not, without the prior written consent of Parent in accordance with Section 5.3 hereof:

(a) cause or permit any modifications, amendments or changes to the Organizational Documents of the Company or any Subsidiary;

(b) undertake any expenditure, transaction or commitment exceeding $25,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 2.17(a)(vi) hereof;

(c) pay, discharge, waive or satisfy any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any Tax agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any Company Capital Stock or Subsidiary Equity Interests, or split, combine or reclassify any Company Capital Stock or Subsidiary Equity Interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Subsidiary Equity Interests, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or Subsidiary Equity Interests (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Capital Stock or Subsidiary Equity Interests);

(h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a severance payment, change of control payment, termination payment, bonus or other additional salary or compensation to any such person;

(i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;

(j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(l) waive or release any right or claim of the Company or any Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Subsidiary;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of its businesses, properties or assets;

(n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or Subsidiary Equity Interests or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the conversion of Company Preferred Stock;

(o)(i) sell, lease, license or transfer to any Person any rights to any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Intellectual Property with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice, (ii) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;

(p) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Real Property Lease or Facilities Lease, or waive any term or condition thereof or grant any consents thereunder;

(q) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

(r) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company or any Subsidiary;

(t) grant any severance, change of control or termination pay (whether payable in cash, equity or otherwise) to any current or former employee, consultant or director except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(u) adopt, amend or terminate any agreement with any current or former employee, consultant or director, employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and who are not officers of the Company or any Subsidiary and which letters and agreements do not provide for any severance benefits) or collective bargaining agreement, pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any employee, consultant or director, or increase the salaries or wage rates or fringe benefits (whether payable in cash, equity or otherwise) (including rights to severance or indemnification) of any of its employees, consultants or directors, except pursuant to agreements outstanding on the date hereof that have been previously disclosed in writing to Parent;

(v) send any written communications (including electronic communications) to its employees regarding this Agreement or the transactions contemplated hereby;

(w) make any representations or issue any communications to employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(x) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(y) enter into or amend any Contract that contains the provisions set forth in Section 2.17(a)(xv)-(xviii);

(z) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or reprice stock options (through amendment, exchange or otherwise) or authorize cash payments or new equity awards in exchange for any stock options, other than as provided by this Agreement;

(aa) hire, offer to hire or terminate any employee or encourage or otherwise cause any employee to resign from the Company or any Subsidiary;

(bb) promote, demote, terminate or otherwise change the employment status or titles of any employee;

(cc) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;

(dd) cancel, amend or renew any insurance policy; or

(ee) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(dd) hereof, or any other action that would (i) prevent the Company or any Subsidiary from performing, or cause the Company or any Subsidiary not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect or (iii) cause the Company’s Final Working Capital Balance to not be positive or to cause the Target Company Debt to be exceeded.

5.2	No Solicitation.

(a) Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company and the Principal Shareholders shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees and agents, and any of the Company’s affiliates, major shareholders, Subsidiaries and each of their respective representatives to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (A) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the business, properties or technologies of the Company or any Subsidiary, or any amount of the Company Capital Stock or Subsidiary Equity Interests (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or to effect any recapitalization, any incremental debt facility transaction or any debt or equity investment in the Company or any Subsidiary, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company or any Subsidiary, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access in performing services on behalf of the Company, (C) assist or cooperate with any Person in connection with an Acquisition Proposal or (D) enter into any contract, agreement or arrangement with any Person concerning or relating to an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent and its representatives) that are the subject matter of clause (A), (B), (C) or (D) above.

(b) The Company shall notify Parent immediately (but in no event later than 24 hours) after receipt by the Company, its officers, directors, employees or agents, or any of the Company’s affiliates, major shareholders, Subsidiaries or their respective representatives of any unsolicited offer, proposal, inquiry, communication or expression of interest regarding an Acquisition Proposal, or if any of them engages in any negotiations or discussions relating to an Acquisition Proposal, or of modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate (1) the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any Subsidiary and (2) the terms of the Acquisition Proposal. In no event will the Company accept or enter into (or cause or permit any Subsidiary to accept or enter into) any Acquisition Proposal prior to the Closing Date or the date of termination of this Agreement pursuant to its terms, and the Company agrees that any negotiations in progress as of the date hereof with respect to any Acquisition Proposal will be terminated or suspended. The Company and, following Closing, the Security Holders shall indemnify Parent, its representatives and agents from and against any claims by any party to an Acquisition Proposal based upon or arising out of the discussion or consummation of the transactions contemplated by this Agreement.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company or any Subsidiary shall be deemed to be a breach of this Agreement by the Company.

5.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 5.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Steve Berrard

Telephone: 704-364-7707

Facsimile: 704-602-7980

E-mail address: sberrard@swisherhygiene.com

Tom Aucamp

Telephone: 704-364-7707

Facsimile: 704-602-7980

Email address: taucamp@swisherhygiene.com

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. The Company, after reasonable notice to Neal Rodrigue, President of the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof through the Effective Time to (i) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments and records of the Company and each Subsidiary, including all Intellectual Property, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company and each Subsidiary as Parent may reasonably request, and (iii) all employees (subject to restrictions imposed by applicable Law) of the Company and each Subsidiary as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Parent will provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality and Nondisclosure Agreement dated as of December 20, 2010 (the “Nondisclosure Agreement”), between the Company and Parent. Each of the parties hereto agrees that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.” The Company and each Security Holder or Affiliate thereof who is a party hereto or bound hereby further acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and each Security Holder or Affiliate thereof who is a party hereto or bound hereby acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the Parent Common Stock in violation of applicable securities laws.

6.3 Public Disclosure. None of the parties hereto (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of The Nasdaq Global Market.

6.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or any Subsidiary, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or any Subsidiary to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company or any Subsidiary, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or any Subsidiary under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.

6.5 Notification of Certain Matters. The Company (and, as applicable, each of the Principal Shareholders ) shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the Company or such Person contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company or such Person to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.5 shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.7 Delivery of Monthly Financial Statements. The Company shall deliver to Parent, within thirty (30) days of the end of each month, a consolidated balance sheet as of the end of such month, and the related consolidated statements of income, cash flow and stockholders’ equity for the one (1) month period then ended (the “Monthly Financials”), which Monthly Financials will have been prepared in accordance with GAAP, except the intercompany expenses and revenue will not be eliminated as is consistent with the past practice of the Company and its Subsidiaries, applied on a consistent basis throughout the periods indicated and consistent with each other, and will present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company will deliver a schedule of all intercompany expenses and revenues for such month to Parent simultaneous with its delivery of the Monthly Financials.

6.8	Shareholder Approval.

(a) The Company shall submit this Agreement (or the final form of this Agreement as unanimously approved and adopted by the Company’s board of directors and as recommended by the board of directors to the Company’s shareholders) and the transactions contemplated hereby to the Principal Shareholders and the Principal Shareholder Affiliates on or prior to the date of this Agreement and to the other Voting Security Holders as soon as possible after the date of this Agreement (but in no event later than 12 P.M. (noon) on February 17, 2011) for approval and adoption as provided by the FBCA and the Organizational Documents of the Company and any applicable agreements among the Voting Security Holders. Such submission, and any proxy or consent in connection therewith (1) shall include a solicitation of Requisite Security Holder Vote and (2) shall specify that approval and adoption of this Agreement shall constitute approval by the Voting Security Holders: (x) of the escrow and indemnification obligations of the Principal Shareholders and Principal Shareholder Affiliates, set forth in Article VIII hereof and the deposit of the Escrow Shares into the Escrow Fund as contemplated by Section 1.8(a) hereof and (y) in favor of the appointment of the Principal Shareholders as Shareholder Representative, under and as defined in this Agreement. The Company shall use its reasonable best efforts to obtain the consent of the Voting Security Holders holding the Requisite Security Holder Vote to approve this Agreement and the transactions contemplated by this Agreement and to enable the Closing and the Merger to occur as promptly as practicable.

(b) Any materials to be submitted to the Voting Security Holders in connection with the solicitation of their approval of the Merger and this Agreement, including, if required pursuant to Section 6.8(c), any materials submitted to the Company’s shareholders in connection with obtaining the 280G Approval (the “Soliciting Materials”), shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the board of directors of the Company in favor of the Merger and this Agreement, including each of the matters set forth in Section 6.8 hereof and if required pursuant to Section 6.8(c), the materials related to the 280G Approval. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, which consent shall not be unreasonably withheld or delayed. The Company and Parent will promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law; provided that Parent shall only be required to provide notice of any such facts to the extent such facts relate to information furnished in writing by Parent or Sub for the express purposes of including in such Soliciting Materials.

(c) In addition, the Company shall promptly, and in no event later than five (5) Business Days after the date Parent has approved such materials pursuant to Section 6.8(b), submit to the Company’s shareholders for approval (in a manner reasonably satisfactory to Parent), by such number of shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”), and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that a shareholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (y) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payments shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the shareholder vote.

(d) The board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby, including if required pursuant to Section 6.8(c), the 280G Approval, and its unanimous recommendation to the shareholders of the Company to vote in favor of the terms and provisions of this Agreement, the Merger and the transactions contemplated by this Agreement and the Articles of Merger and pursuant to Section 6.8(c), the 280G Approval.

6.9	Merger Notification.

(a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable Security Holder) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act and (ii) any filings which the parties agree are required by the merger notification or control laws or regulations of any other applicable jurisdictions. Each of Parent and the Company shall cause all documents that it (or in the case of the Company, that it or any applicable Security Holder) is responsible for filing with any Governmental Entity under this Section 6.9 to comply in all material respects with applicable Law. The cost of any filings required by the HSR Act shall be born by Parent and the cost of obtaining necessary consents for assignment of any Contract, to which the Company or any Subsidiary is a party or by which any assets of the Company or any Subsidiary are bound, shall be a Company Third Party Expense.

(b) The Company and Parent (and/or any applicable Security Holder) each shall promptly (a) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 6.9(a) and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable Law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company or any Security Holder with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.9.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.9(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.10 Notice to Holders of Company Warrants. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by Section 1.6 under all Company Warrants and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents. Any materials to be submitted to the holders of Company Warrants in connection with the notice required under this Section 6.10 shall be subject to review and approval by Parent.

6.11 Consents. The Company shall obtain all necessary consents, waivers and approvals of any parties to any Contract, and give all necessary notices to such parties, as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 6.11 of the Company Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers, approvals and notices shall be in a form acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver, approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval, and Parent shall be entitled to indemnification for all losses, costs, claims, liabilities and damages arising from the same. The Company shall also obtain and deliver to Parent from each of the landlords an estoppel certificate, in a form acceptable to Parent, certifying (i) that the form of the applicable lease agreement delivered by the Company to Parent is a true, correct and complete copy of such lease agreement and is in full force and effect, that such lease agreement has not been modified and that no material rights have been waived thereunder, (ii) the aggregate monthly rental then payable thereunder, and (iii) that, to such landlord’s best knowledge, there exist no defaults on the part of any party to the lease agreement or specifying the nature of any such defaults, and providing such further information about the lease agreement or the applicable premises as may be reasonably required by Parent.

6.12 Termination of Agreements. The Company shall terminate each of the agreements listed on Schedule 6.12 hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. Schedule 6.12 will be attached hereto within one (1) Business Day following Parent’s receipt of any Company Disclosure Schedule that describes an agreement that is subject to this Section 6.12, together with a copy of such agreement requested by Parent.

6.13 New Employment Benefits. As of the Effective Time, all current employees of the Company and each Subsidiary shall continue as employees of the Surviving Corporation or Parent or any subsidiary of Parent, as Parent directs. The employment of employees who are not Continuing Employees shall be terminated at the dates designated by Parent. Continuing Employees shall be eligible to receive employee benefits on substantially the same basis as similarly situated active current employees of Parent and its subsidiaries; provided, that, in Parent’s discretion, for a period not to exceed twelve (12) months, Parent may provide Continuing Employees with benefits in accordance with the Company’s employee benefits in effect prior to the Effective Time, and provided further that nothing herein is intended to result in a duplication of benefits.

6.14 Employment Agreements. Prior to or concurrent with execution of this Agreement, the Company shall cause the Principal Shareholders and certain of the Key Future Employees to execute and deliver to Parent an Employment Agreement. The Company shall use its best efforts to cause any remaining Key Future Employees to execute and deliver the Employment Agreements as soon as possible following the execution of this Agreement, but in no event later than three (3) Business Days prior to Closing.

6.15 Voting Agreements. Prior to or concurrent with execution of this Agreement, the Company shall cause the Principal Shareholders and the Principal Shareholder Affiliates to execute and deliver to Parent a Voting Agreement. The Company shall use its best efforts to cause any remaining Voting Security Holder to execute and deliver a Voting Agreement as soon as possible following the execution and delivery of this Agreement, but in no event later than three (3) Business Days prior to Closing.

6.16 Resignation of Officers and Directors. The Company and each Subsidiary shall cause each officer and director of the Company and each Subsidiary to execute a resignation letter effective as of the Effective Time.

6.17 Termination of Certain Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all group severance, salary continuation and separation programs (each, a “Severance Plan”) and all Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that one or more of such Severance Plans and 401(k) Plans shall not be terminated). The parties hereto acknowledge and agree that Parent has provided notice to Company that the 401k Plans shall not be terminated at Closing. Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Severance Plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Severance Plan(s) as Parent may reasonably require.

6.18 Expenses. Whether or not the Merger is consummated, all Third Party Expenses shall be the obligation of the respective party incurring such fees and expenses or the respective party that is obligated to pay such fees and expenses under the terms of this Agreement. Notwithstanding the foregoing, all fees relating to any filing by the Company or Parent under the HSR Act or any foreign antitrust laws shall be borne by Parent. Parent shall pay all required filing fees to the FTC, DOJ or appropriate foreign bodies, as applicable, on behalf of both Parent and the Company. The Company shall be responsible for the costs and expenses of obtaining the change of control consents required in the Contracts to which the Company or any Subsidiary is a party or by which any assets of the Company or Subsidiaries are bound.

The Company shall not (and shall cause its Subsidiaries to not) incur (or cause the Company Debt to increase or the Working Capital Balance to decrease by the amount of) (a) any debt, expenses or other liabilities that are not of the type and amount incurred in the ordinary course of the Company’s and its Subsidiaries’ business consistent with past practice or (b) any Company Third Party Expenses that are not reasonable in nature or amount or that in the aggregate exceed $750,000.

6.19 Spreadsheet. The Company shall deliver to Parent three (3) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.19, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, with respect to each Security Holder, (a) such Person’s address and social security number (or tax identification number, as applicable), (b) the number of shares of Company Capital Stock held by such Person or issuable to such Person pursuant to Company Warrants held by such Person (including whether such shares are Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock), (c) the respective certificate number(s) representing such Company Securities, (d) the liquidation preference and conversion ratio applicable to each share of Company Preferred Stock, (e) the date of acquisition of such Company Securities, (f) the Pro Rata Portion of the Merger Consideration and the Pro Rata Portion of the Escrow Shares applicable to such Person, (g) the number of shares of Parent Common Stock to be issued to each Security Holder pursuant to Section 1.6, (h) the amount, if any, payable by the Security Holder in settlement of tax withholding obligations pursuant to Section 1.6(e) and the amount, if any, of outstanding loans payable by such Security Holder to the Company or any Subsidiary and (i) such other information relevant thereto or which Parent may reasonably request.

6.20 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.20 hereto.

6.21 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.22 Lock-Ups. On the Closing Date, the Company shall deliver to Parent a properly executed lock-up agreement by each Security Holder pursuant to which such Security Holder agrees not to, directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, transfer, assign, purchase any option or contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any Parent Common Stock received by the Security Holder in connection with this Agreement and the Merger contemplated herein, held by the Security Holder, directly or indirectly (the “Lock-Up Securities”) for a period commencing on the Closing Date and ending on the date that the Parent Common Stock will be registered for resale in accordance with the rules and regulations of the Securities and Exchange Commission. Commencing with the date that the Parent Common Stock is registered for resale until March 31, 2012, the Security Holders may sell no more than ten percent (10%) of such holder’s aggregate number of shares of Parent Common Stock received as part of the Merger Consideration. Thereafter, subject to volume sale limitations set forth in Section 6.22 of the Company Disclosure Schedule, the Security Holders may sell such Parent Common Stock without further contractual restriction, subject to the provisions of Rule 144(i) under the U.S. federal securities laws or under an effective registration statement. The Security Holder hereby acknowledges that the Parent is relying upon this lock-up in proceeding toward consummation of the Merger. The Security Holder further understands that this lock-up is irrevocable and shall be binding upon such Security Holder’s legal representatives, successors, and permitted assigns, and shall inure to the benefit of the Parent and its successors and permitted assigns. Each of the Security Holders identified in Section 6.22 of the Company

Disclosure Schedule shall execute and deliver at Closing a lock-up agreement in conformity with these terms. The lock-up agreements will provide that the restrictions on transfer of the Lock-Up Securities will terminate upon the consummation of a sale (if any) by the Surviving Corporation after the Effective Time of all or substantially all of the business and assets of the Company and its Subsidiaries acquired pursuant to the Merger.

6.23 Required Registration. See Exhibit H which sets forth a more detailed statement of Parent’s and the Security Holders’ registration obligations. Parent and the Security Holders agree to perform their respective obligations set forth on Exhibit H.

6.24 Related Party Transactions; Facilities Leases; Choice Recycling Services of Miami, Inc.; Use of Choice Trademark or Tradename.

(a) Section 6.24 of the Company Disclosure Schedule lists all of the arrangements, contracts, transactions, and business relations that exist between the Company or any Subsidiary and any of their respective executive officers, directors, shareholders, or affiliates or family members of any of them (“Affiliate Contracts”). Company and Parent shall review the terms and obligations of each of the Affiliate Contracts and shall determine whether any Affiliate Contract needs to be amended or terminated. The Company shall take all action necessary to amend or terminate any Affiliate Contracts identified by Parent, and Company shall deliver evidence satisfactory to Parent of such actions.

(b) Facilities Leases. Prior to Closing, the Company shall amend if so required pursuant to the provisions of this Section 6.24(b) (i) that certain Sub-Lease Agreement, dated April 1, 2010, between a Subsidiary and Immokalee Realty Holdings, L.L.C., related to its facility located in Collier County, Florida and (ii) that certain Lease Agreement, dated November 15, 2010, between a Subsidiary and Lee County Realty Holdings, L.L.C., related to its facility located in Lee County, Florida (collectively, the “Facilities Leases”), related to its facility located in Lee County, Florida, which amendments shall result in the Facilities Leases to reflect current, arm’s length, market terms.

(c) Choice Recycling Services of Miami, Inc. Prior to Closing, the Company shall cause the outstanding shares of capital stock of Choice Recycling Services of Miami, Inc. that are held by parties other than the Company to be repurchased by the Company on terms reasonably acceptable to the Company and Parent. Parent’s consent is required for any repurchase transaction or settlement that involves any on-going business or contractual relationship with such repurchased shareholders, which consent shall not be unreasonably withheld or delayed.

(d) Trademark/Tradename. The Principal Shareholders acknowledge and agree that they shall assign, convey and transfer to Parent or any other party designated by Parent at Closing all of their respective right, title and interest in the “Choice” tradename or trademark and that the Principal Shareholders shall cease all use of the Choice tradename or trademark and including changing the name of Choice Realty Holdings, LLC.

6.25 Tax Returns. Parent shall have the exclusive right to prepare or cause to be prepared, and to file or cause to be filed, all Tax Returns for the Company and its Subsidiaries required to be filed after the Closing Date. The parties acknowledge and agree that the Company has prepared its Federal income tax return for the fiscal year ended September 30, 2010 and that the assumptions and positions taken by the Company were taken in the ordinary course and consistent with the Company’s historic practices. Upon the execution of this Agreement, the Company will provide Parent with the total costs incurred by the Company in connection with the preparation of the Company’s 2010 income tax return (the “Company’s 2010 Tax Return Preparation Expenses”). Accordingly, if Parent requires that the Company’s 2010 tax return be revised to change a tax position contained in the draft tax return and such change results in an increase of taxes payable by the Principal Shareholders, then any incremental costs incurred by Parent in excess of the Company’s 2010 Tax Return Preparation Expenses (the “Incremental Tax Preparation Expenses”) in connection with the preparation and filing by Parent of any such Federal income Tax Return shall not be a Company Third Party Expense. With respect to any incremental increase in taxes (net of tax savings) solely as a result of Parent’s completion pursuant to this Section 6.25 of any Federal income Tax Return that was begun by the Company, the incremental amount of such tax increase (such incremental amount of such tax increase, the “Incremental Tax Increase Amount”) shall not be included in the calculation of the Working Capital Balance to the extent that such Incremental Tax Increase Amount is attributable solely to the fact that Parent took a position on any item of such Tax Return that is materially different from the position (if any) taken by the Company on such item; provided that, for purposes of clarification, any such increases in taxes resulting from Parent correcting any information on such Tax Returns and attributable to false or inaccurate information provided by, or otherwise attributable to the acts or omissions of, the Company or any Subsidiary or their respective representatives shall be included in the calculation of the Working Capital Balance.

6.26 Waiver and Release of Indemnification Claims. Each Principal Shareholder waives any right or claim of indemnification that he may have for acts or omissions occurring prior to the Effective Time, pursuant to Section 607.0850 of the FBCA or otherwise, against the Company, each Subsidiary, the Surviving Corporation, Parent or their respective Affiliates (collectively, the “Released Parties”), including by virtue of being or having been an officer, director, shareholder, employee, contractor or agent of the Company or any Subsidiary or of any other entity at their request (collectively, “Indemnification Claims”). Each Principal Shareholder releases the Released Parties from, and agrees not to sue or pursue any claim in respect of, any Indemnification Claims that such Principal Shareholder has or may have, whether presently known or unknown, suspected or unsuspected. Each Principal Shareholder acknowledges that he has consulted legal counsel and is familiar with the principle that a release generally does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected his settlement with the releaser, and that he, being aware of such principle, agrees to expressly waive any rights he may have to that effect as well as under any other statute or common law principles of similar effect. Each Principal Shareholder agrees and acknowledges that the costs of tail insurance for director and officer liability relating to acts or omissions prior to the Effective Time shall be borne solely by such Principal Shareholder. For the sake of clarity, any personal liability of the Principal Shareholders that relates to claims from Penfund and/or Comerica Bank against the guarantees of such Principal Shareholders for events occurring after the Effective Time shall be matters for indemnification by the Surviving Corporation that shall not have been deemed waived pursuant to this Section 6.26.

6.27 Covenants Concerning Company Debt. Each of Parent, the Company and the Principal Shareholders shall cooperate with each other in connection with the covenants set forth below. The Company and the Principal Shareholders shall use their best commercial efforts to obtain (i) the consents of Comerica Bank to the repayment of the amounts owed by the Company to Comerica Bank pursuant to the credit agreement and related agreements between the parties and the repayment of the amounts owing to Penfund under the Penfund Subordinated Credit Agreement, and (ii) the consent of Penfund to the repayment of all amounts owed by the Company to Penfund pursuant to the Penfund Subordinated Credit Agreement and the transactions contemplated hereby including, without limitation, the exercise by Penfund of its Warrant in exchange for its Pro Rata Portion of the Merger Consideration. Provided that the Company has delivered or caused to be delivered to Parent appropriate consents to the repayment of the Debt owed to Comerica Bank and Penfund, Parent will pay and satisfy in full the obligations owed to Comerica Bank and Penfund promptly following the Effective Time, and, upon such payment and satisfaction, it shall use its best commercial efforts to cause the release of any guarantees of the Principal Shareholders issued as security for such Debt. In addition, with respect to the other Company Debt described on Section 6.27 of the Company Disclosure Schedules, Parent shall determine which of that listed Debt will thereafter be repaid and satisfied and which of that Debt will be maintained and continued. Parent covenants that (i) with respect to the Debt that Parent determines to repay and satisfy, Parent shall use its best commercial efforts to cause the release of any guarantees of the Principal Shareholders issued as security for such satisfied Debt; and (ii) with respect to Debt that will be maintained and continued, Parent will (A) use its best commercial efforts to substitute collateral satisfactory to such creditor and cause the release of the Principal Shareholder(s)’ guarantees, and (B) indemnify the Principal Shareholder(s) for Losses for claims against the guarantees for events or causes arising after the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) Regulatory Approvals/HSR Act. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained.

(c) Toronto Stock Exchange. The Toronto Stock Exchange shall have issued its approval of the Merger.

7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of each of the Company and the Principal Shareholders (other than such representations and warranties as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company and each Security Holder or its Affiliate who is a party hereto shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. Since the Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c) Security Holder Approval. Security Holders constituting the Requisite Security Holder Vote shall have approved this Agreement, the Articles of Merger, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative and the deposit of the Escrow Shares into the Escrow Fund.

(d) Unanimous Board Approval. The board of directors of the Company shall have unanimously adopted and approved (and recommended to the Company’s shareholders) this Agreement, the Articles of Merger, the Merger and the transactions contemplated hereby and thereby, which unanimous approval shall not have been altered, modified, changed or revoked.

(e) 280G Shareholder Approval. With respect to any payments and/or benefits that Parent determines may constitute “excess parachute payments” under Section 280G of the Code, the Company’s shareholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “excess parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “excess parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(f) Dissenters’ Rights. The Company shall have delivered notice in accordance with the applicable provisions of the FBCA such that no shareholder of the Company will be able to exercise dissenters’ rights if such shareholder has not perfected such dissenters’ rights prior to Closing, and shareholders holding no more than five percent (5%) of the Total Outstanding Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable Law with respect to their Company Capital Stock by virtue of the Merger.

(g) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against Parent or the Company, any Subsidiary, or any Security Holder, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 7.1(a) hereof or (ii) against the Company, any Subsidiary or any Security Holder, its properties or any of its officers, directors or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect.

(h) Governmental Approval. All approvals from any Governmental Entity deemed appropriate or necessary by Parent shall have been timely obtained, and all filings under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made.

(i) Third Party Consents. The Company shall have delivered to Parent all necessary assignments of Contracts and consents, waivers, and approvals of parties to any Contract (including Real Property Leases) set forth on Schedule 7.2(i) hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(j) Termination of Agreements. The Company shall have terminated each of the Terminated Agreements set forth in Schedule 6.12 hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(k) Employment and Consulting Matters. Each of the Employment Agreements, Voting Agreements, Lock-up Agreements and consents contemplated in Recital E and in Sections 6.14, 6.15 and 6.22 shall have been executed and shall not have been rescinded.

(l) Employees. No more than 10% of the collective employees of the Company or any Subsidiary who receive offers from Parent (other than the Key Future Employees) shall have ceased to be employed by the Company or any Subsidiary, or shall have expressed an intention to terminate his or her employment with the Company or any Subsidiary or to decline to accept employment with Parent.

(m) Resignation of Officers and Directors. Parent shall have received a written resignation letter from each of the officers and directors of the Company and each Subsidiary effective as of the Effective Time in a form acceptable to Parent.

(n) Termination of Severance Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 6.17 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Plans referred to in Section 6.17 have been terminated pursuant to resolution of the board of directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.17 hereof.

(o) 280G Waivers. Each Person who might receive any payments and/or benefits referred to in Section 6.8 hereof shall have executed and delivered to the Company a 280G Waiver, each in the form attached hereto as Exhibit F (a “280G Waiver”) and such 280G Waiver shall be in effect immediately prior to the shareholder vote contemplated by Section 6.8.

(p) Working Capital Balance and Target Company Debt. The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that the Working Capital Balance is positive and that the Target Company Debt is not exceeded.

(q) Spreadsheet. Parent shall have received from the Company three (3) Business Days prior to the Closing Date the spreadsheet pursuant to Section 6.19, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

(r) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 6.20 hereto.

(s) Legal Opinion. Parent shall have received a legal opinion from Aimino & Dennen, L.L.C. and/or Berger Singerman, legal counsel to the Company, substantially in the form attached hereto as Exhibit G with such standard assumptions and qualifications consistent with the standards for opinions promulgated by the Florida Bar.

(t) Financial Statements. Parent shall have received from the Company an unaudited consolidated balance sheet as of each of December 31, 2009, December 31, 2010, and the related consolidated statements of income, cash flow and stockholders’ equity for the respective three (3) month periods then ended and for each subsequent monthly period ending more than thirty (30) days prior to the Closing Date (the “Closing Financials”) prepared in accordance with Statement on Auditing Standards No. 100.

(u) Certificate of the Company. Parent shall have received certificates from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on behalf of the Company, and (with respect to items (i) and (ii) below) from the Principal Shareholders on behalf of the Security Holders and their Affiliates who are a party hereto, to the effect that, as of the Closing:

(i) the representations and warranties of the Company and each such other Person in this Agreement (other than such representations and warranties as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Company and each such other Person has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing;

(iii) the conditions to the obligations of Parent and Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof); and

(iv) the attached Spreadsheet is true, correct and complete.

(v) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Organizational Documents of the Company and each Subsidiary, (ii) the valid adoption of resolutions of the board of directors of the Company (whereby the Merger and the transactions contemplated hereunder and the additional matters identified in Section 6.8 and, if required, Section 6.8(c) hereof, were unanimously adopted and approved by the board of directors of the Company) and (iii) that the Security Holders constituting the Requisite Security Holder Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby and approval of any payments or benefits that may be deemed to constitute an “excess parachute payment” within the meaning of 280G of the Code.

(w) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing for the Company from the Secretary of State of the State of Florida and for each Subsidiary from the jurisdiction of organization of such Subsidiary which is dated within two (2) Business Days prior to Closing with respect to the Company and each Subsidiary.

(x) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation of the Company and each Subsidiary from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

(y) Satisfactory Due Diligence. Parent shall have been satisfied on or before the date that is three (3) Business Days prior to the Closing with its due diligence investigation of the Company and the Subsidiaries and their businesses including the financial, operational, environmental, regulatory and labor review.

(z) Related Party Transactions; Facilities Leases; Choice Recycling Services of Miami, Inc. The Company shall provide reasonably satisfactory documentation to Parent that (i) evidences the amendment or termination of the Affiliate Contracts and Facilities Leases pursuant to Section 6.24 and (ii) evidences the repurchase of Choice Recycling Services of Miami, Inc. capital stock pursuant to Section 6.24.

(aa) Private Placement. Parent shall have concluded a private placement of its equity securities on satisfactory terms with aggregate proceeds to Parent totaling at least Forty-Two Million Dollars ($42,000,000).

(bb) Payoff of Company Indebtedness. The Company shall have provided evidence satisfactory to Parent that all outstanding Company Debt including, without limitation, amounts owed to Comerica Bank and Penfund, can be paid or pre-paid at Closing, together with the evidence specified in Section 6.27.

(cc) Excluded Assets and Liabilities. The Company shall have provided evidence satisfactory to Parent that all Excluded Assets and Liabilities have been transferred or conveyed in accordance with Section 1.15.

(dd) Preferred Shareholder Conversion Notices. Parent shall have received from the Company (i) by not later than 12 P.M. (noon) on February 17, 2011, a Preferred Shareholder Conversion Notice duly executed and delivered to the Company by each holder of Company Preferred Stock other than Milton and (ii) by not later than three (3) Business Days prior to the Closing Date, a Preferred Shareholder Conversion Notice duly executed and delivered to the Company by Milton, in each case which shall be in full force and effect and shall not have been rescinded or modified, and as of immediately prior to the Effective Time, all outstanding shares of Company Preferred Stock shall have been converted to shares of Company Common Stock and all such conversion shares shall have been issued in accordance with the Organizational Documents of the Company and there shall be no shares of Company Preferred Stock issued or outstanding.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. The Company shall have received a certificate from Parent executed by a Vice President for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) Parent and Sub have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing; and

(iii) the conditions to the obligations of the Company set forth in this Section 7.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(c) Board Approval. The Board of Directors of Parent shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby, which approval shall not have been altered, modified, changed or revoked.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

8.1 Survival of Representations and Warranties. The representations and warranties of each of the Company and the Principal Shareholders contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the twelve (12) month anniversary of the Closing Date (such date, the “Survival Date”); provided that the representations and warranties in Section 2.1 hereof (under the heading “Organization and Qualification; Subsidiaries”), Section 2.2 hereof (under the heading “Organizational Documents”), Section 2.3 hereof (under the heading “Capitalization”), Section 2.4 hereof (under the heading “Authority Relative to this Agreement”), in Section 2.15 hereof (under the heading “Taxes”) and in Section 2.16 hereof (under the heading “Environmental Matters”) and in Article III shall survive until the expiration of the applicable statute of limitations; provided further, that in the event of fraud or intentional breach of a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud or intentional breach. The representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.15 and Section 2.16 hereof and in Article III shall collectively be referred to as the “Specified Representations.” The representations and warranties of Parent and Sub contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall survive until the Survival Date and in the event of fraud or intentional breach of a representation or warranty, in which case such representation or warranty shall survive indefinitely.

8.2	Indemnification.

(a) The Principal Shareholders and the Principal Shareholders Affiliates agree to severally and not jointly indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, Taxes, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of the following:

(i) any breach or material inaccuracy of a representation or warranty of the Company or any other Person contained in this Agreement, any Related Agreements or any certificates or other instruments delivered by or on behalf of any Person other than Parent or Sub pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein),

(ii) any failure by the Company or any other Person (other than Parent or Sub) to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements or any certificates or other instruments delivered pursuant to this Agreement,

(iii) any fraud or intentional misrepresentation or willful breach of any representation, warranty or covenant contained in this Agreement, any Related Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of the Company,

(iv) any Material Violation of any Environmental Law or Environmental Permit by the Company or any of the Subsidiaries or any such violation otherwise relating to (1) any of the properties currently or formerly owned, leased or operated by the Company or any of the Subsidiaries or (2) the Company’s or any of the Subsidiaries’ operations (regardless of whether all or any such foregoing violations also constitute a breach or inaccuracy of a representation or warranty of the Company, any of the Subsidiaries, or any other Person contained in this Agreement, any Related Agreements or any certificates or other instruments delivered by or on behalf of any Person other than Parent or Sub pursuant to this Agreement),

(v) the Release or threatened Release of any Hazardous Substance at, on, above, under, beneath, or adjacent to, any of the properties currently or formerly owned, leased or operated by the Company or any of the Subsidiaries (regardless of whether such Release was caused by the Company or any of the Subsidiaries),

(vi) the generation, exportation, and/or off-site disposal of any Hazardous Substance that has given, or may give rise to, liability as a “generator”, “arranger,” or “transporter” under any applicable Environmental Law, even if the underlying act of generation, exportation, and/or off-site disposal was itself in compliance with applicable Environmental Law,

(vii) any Dissenting Share Payments,

(viii) any of the matters disclosed on Schedule 8.2(a) hereto, to be provided by Parent within three (3) Business Days after Parent receives all of the Company Disclosure Schedules from the Company,

(ix) any payment or consideration arising under any consents, waivers or approvals of any party under any Contract as are required in connection with the Merger or for any such Contract to remain in full force or effect following the Effective Time,

(x) any 401(k) Fees that the Company fails to pay prior to the Closing, and

(xi) the Excluded Assets and Liabilities.

The Security Holders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(b) Any Person committing fraud or any intentional misrepresentation or willful breach of any representation, warranty or covenant contained in this Agreement, in any Related

Agreement, certificate or other instrument delivered pursuant to this Agreement, or who has knowledge of the same, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud or intentional misrepresentation or willful breach of a representation, warranty or covenant committed by such Person.

8.3	Maximum Payments; Remedy.

(a) Except as set forth in Section 8.3(b) hereof, the maximum amount an Indemnified Party may recover from a Principal Shareholder or from a Principal Shareholder Affiliate, individually pursuant to the indemnity set forth in Section 8.2(a)(i) hereof for Losses shall be limited to such Principal Shareholder’s or such Principal Shareholder Affiliate’s Pro Rata Portion of the Merger Consideration.

(b) Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of the Specified Representations, each Principal Shareholder and Principal Shareholder Affiliate shall be liable for (and the Escrow Fund shall not be the exclusive remedy for) all such Losses, but only up to such Principal Shareholder’s and Principal Shareholder Affiliate’s Pro Rata Portion of the Merger Consideration (with such Principal Shareholder’s and Principal Shareholder Affiliate’s Pro Rata Portion of the Escrow Shares as the first source of payment). Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses relating to the items set forth in Sections 8.2(a)(ii)-(xi), nothing shall limit the liability of any Person (including any Principal Shareholder or Principal Shareholder Affiliate) for any such Loss.

(c) Nothing in this Article VIII shall limit the liability of the Company or any Principal Shareholder, Security Holder or Affiliate thereof who is a party to this Agreement for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.

(d) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(e) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against the Security Holders, or any of them, in the event that Parent issues more than the Merger Consideration to which the Security Holders, or any of them, are entitled pursuant to Article I of this Agreement.

(f) Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any claim directly by an Indemnified Party not involving a Third Party Claim or any claim involving a Third Party Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

8.4	Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 8.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Shares without any act of the Security Holders, such deposit of the Escrow Shares to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Shares shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b)	Deductible Amount.

(i) Except as set forth in clause (ii) of this Section 8.4(b), an Indemnified Party may not recover any Losses under Section 8.2(a) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 8.2(a) hereof in excess of $100,000 in the aggregate (the “Deductible Amount”) has or have been delivered to the Escrow Agent or the Shareholder Representative as provided in Section 8.4(f) hereof, in which case Parent and each other Indemnified Party shall be entitled to recover the aggregate Losses in excess of the Deductible Amount (Losses under Section 8.2(a)(iv) shall have the threshold for indemnity as contemplated by the defined term “Material Violation”). For purposes of clarity, the Deductible Amount does not mean that each indemnifiable Loss must exceed the Deductible Amount but instead means that an Indemnified Party will not be indemnified for the first $100,000 of the aggregate Losses.

(ii) Parent shall be entitled to recover for, and the Deductible Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to any intentional breach of a representation or warranty of the Company or the Principal Shareholders or any certificates or other instruments delivered by or on behalf of the Company or by the Principal Shareholders on behalf of any Security Holder or Affiliate thereof who is a party hereto pursuant to this Agreement (provided that, in the event of such breach, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein), (b) incurred pursuant to clauses (ii) through (xi) of Section 8.2(a) hereof, (c) relating to the Specified Representations, or (d) resulting from the failure of any Security Holder to pay Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.4(j) hereof.

(c) Satisfaction of Claims. Except to the extent that the Losses (i) resulted from fraud, intentional misrepresentation, intentional misconduct or willful breach of any representation, warranty or covenant committed by the Company or the Principal Shareholders or Affiliate thereof who is a party hereto (in which case recovery of such Losses, at the discretion of an Indemnified Party, may also be pursued directly against a Principal Shareholder or Principal Shareholder Affiliate), or (ii) relate to the Specified Representations, or as otherwise provided in Section 8.3(b), claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied initially from the Escrow Fund and, upon exhaustion of the Escrow Shares, solely from the Merger Consideration. Other than with respect to Losses that result from any act of fraud, intentional misrepresentation, intentional misconduct or willful breach of any representation, warranty or covenant committed by the Company or any Principal Shareholder or Affiliate thereof who is a party hereto, the Indemnified Party shall first seek recovery for Losses pursuant to this Agreement from the Escrow Fund prior to seeking recovery from any Security Holder directly.

(d) Escrow Period; Release upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in North Carolina, on the date fifteen (15) days after the Survival Date (the “Escrow Period”). At such time as the Final Working Capital Balance and the Final Excess Closing Company Debt are determined and the purchase price adjustment (if any) pursuant to Section 1.17 hereof is made (the “Initial Escrow Release Date”), the Escrow Agent shall release that number of Escrow Shares such that the number of Escrow Shares remaining in escrow shall not exceed 920,000 shares of Parent Common Stock plus the amount of Escrow Shares at Market Value necessary to satisfy in full any purchase price adjustment (if any) pursuant to Section 1.17 hereof and the amount of Escrow Shares at Current Market Value necessary to satisfy in full any other claims represented by any pending Officer’s Certificate(s). Thereafter, on the date that is the later of the Initial Escrow Release Date or the date that is 90 days after the Effective Time, the Escrow Agent shall release that number of Escrow Shares such that the number of Escrow Shares remaining in escrow shall not exceed 690,000 shares plus the amount of Escrow Shares at Current Market Value necessary to satisfy in full any claims represented by any pending Officer’s Certificate. Thereafter, on the date that is 180 days following the Effective Time, the Escrow Agent shall release that number of Escrow Shares such that the number of Escrow Shares remaining in escrow shall not exceed 460,000 shares plus the amount of Escrow Shares at Current Market Value necessary to satisfy in full any claims represented by any pending Officer’s Certificate. Thereafter, on the date that is 270 days following the Effective Time, the Escrow Agent shall release that number of Escrow Shares such that the number of Escrow Shares remaining in escrow shall not exceed 230,000 shares plus the amount of Escrow Shares at Current Market Value necessary to satisfy in full any claims represented by any pending Officer’s Certificate. At the conclusion of the Escrow Period, the Escrow Agent shall release the remaining shares in the Escrow Fund to the Principal Shareholders in proportion to their respective Pro Rata Portions following such termination except as set forth below; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Shareholder Representative (or the Security Holder(s) in the event that indemnification is being sought hereunder directly from such Security Holder(s)) prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date, and any such shares shall not be released to the Security Holders at such time. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims. For purposes of clarification, the number of Escrow Shares to be released to Parent in connection with purchase price adjustments (if any) contemplated by Section 1.17 hereof shall be determined based on their Market Value whereas the number of Escrow Shares to be released to Parent in connection with other Losses for which any Indemnified Parties are entitled to indemnification pursuant to this Article VIII shall be determined based on their Current Market Value.

(e) Tax Reporting Information and Certification of Tax Identification Numbers. The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Agreement.

(f) Claims for Indemnification.

(i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 8.4(g) and Section 8.4(h) hereof, deliver to Parent, as promptly as practicable, that number of Escrow Shares valued at the Current Market Value equal to such Losses. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For the purposes hereof,

“Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(ii) In the event that an Indemnified Party pursues a claim directly against any Principal Shareholder(s) or any Principal Shareholder Affiliate or any other Person, subject to the provisions of Section 8.3, Section 8.4(c), Section 8.4(g), and Section 8.4(h) hereof, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than thirty (30) days after delivery of an Officer’s Certificate to each such Indemnifying Party, either deliver that number of shares of Parent Common Stock received as Merger Consideration valued at Current Market Value equal to such Loss or, in the alternative, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.

(g)	Objections to Claims against the Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after the Claim Date, the Escrow Agent shall make no delivery to Parent of any Escrow Shares pursuant to Section 8.4(f) hereof (other than Agreed-Upon Losses as described below) unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the number of Escrow Shares at Current Market Value from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate, provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Escrow Objection Notice”) provided further that, to be effective, such Escrow Objection Notice must (i) be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to midnight (North Carolina time) on the 30th calendar day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Notwithstanding the foregoing, the Shareholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss. The Shareholder Representative hereby authorizes the Escrow Agent to deliver shares from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the thirty (30) day period set forth in this Section 8.4(g).

(ii) If the Shareholder Representative (or Principal Shareholder(s)), in the event that indemnification is being sought hereunder directly from such Principal Shareholder(s) ) does not object in writing (as provided in Section 8.4(g)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative and the Security Holder(s) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).

(h)	Resolution of Conflicts; Arbitration.

(i) In case the Shareholder Representative delivers an Escrow Objection Notice in accordance with Section 8.4(g) hereof (other than in connection with Agreed-Upon Losses as defined in Section 8.4(h)(v) hereof, for which the Shareholder Representative has waived the right to object), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Escrow Objection Notice, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) day period, Parent and the Shareholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Shareholder Representative fails to select an arbitrator during this fifteen (15) calendar day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.

(iii) Any such arbitration shall be held in Broward County, Florida, under the Arbitration Rules and Procedures of the American Arbitration Association (“AAA”). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of AAA. The arbitrator or arbitrators, as the case may be, may set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Security Holders. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) calendar days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 8.4(h)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Principal Shareholders or any Indemnifying Party and the Indemnified Parties under this Article VIII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VIII.

(v) This Section 8.4(h) shall not apply to claims against the Escrow Fund made in respect of (A) any Dissenting Share Payments, if any, (B) any Excess Closing Company Debt (C) any indemnity to Parent with respect to a Section 1.18(c) claim and (D) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.4(j) hereof (each of (A), (B), (C) and (D), an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.4(g) hereof.

(i) Third-Party Claims. In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled on behalf of the Security Holders, at their expense, to participate in, but not to determine change or conduct, the defense of such Third Party Claim. Parent shall have the right in consultation with counsel for the Shareholder Representative to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Security Holders shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Security Holders directly, as the case may be, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Notwithstanding anything in this Agreement to the contrary, this Section 8.4(i) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss.

(j)	Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent and the Shareholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Shares and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Shares held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Principal Shareholders in equal parts each; provided, however, that in the event any Principal Shareholder fails to timely pay his or her part of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Principal Shareholder’s portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Principal Shareholder’s Pro Rata Portion of the Escrow Fund at the Current Market Value. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Principal Shareholders in equal parts each; provided, however, that in the event any Principal Shareholder fails to timely pay his or her portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Principal Shareholder’s portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Principal Shareholder’s Pro Rata Portion of the Escrow Fund at the Current Market Value.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Florida and any other jurisdiction where its activities as escrow agent hereunder require it to be authorized. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(l) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.5	Shareholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Security Holders, each of the Security Holders shall be deemed to have agreed to appoint the Principal Shareholders as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Security Holders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Security Holder or by any such Security Holder against any Indemnified Party or any dispute between any Indemnified Party and any such Security Holder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Security Holders from time to time upon not less than thirty (30) calendar days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed or any change to the agency made unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent or such change. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of two-thirds in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Security Holders.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Security Holders on whose behalf the Escrow Shares were contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover Shareholder Representative Expenses from the Escrow Fund prior to any distribution to the Principal Shareholders and Principal Shareholder Affiliates, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Shareholder Representative Expenses actually incurred. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Security Holders and shall be final, binding and conclusive upon the Security Holders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Security Holders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Subject to Section 9.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent if the Shareholder Written Consent shall have not been obtained by the Company and delivered to the Parent within three (3) days after the execution and delivery of this Agreement by the Company;

(c) by Parent or the Company if the Closing Date shall not have occurred by April 1, 2011; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d) by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or any other Security Holder or Affiliate thereof who is a party hereto contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or securities holders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that the provisions of the last sentence of Section 5.2(b), and the provisions of Sections 6.2, 6.3, 6.18 and 8.3(c) hereof, Article X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement for a period of twelve (12) months pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Security Holders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Security Holders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Principal Shareholders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Security Holders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Security Holders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 5.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Swisher Hygiene Inc.
4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina 28210
Attn: Steven Berrard and Thomas Aucamp
Telephone: (704) 364-7707
Facsimile: (704) 602-7980

with a copy to:

Akerman Senterfitt
350 East Las Olas Boulevard, Suite 1600
Fort Lauderdale, Florida 33301
Attention: Edward L. Ristaino
Telephone No.: (954) 468-2472
Facsimile No.: (954) 463-2224

(b)	if to the Company to:

Choice Environmental Services, Inc.
2860 State Road 84, Suite 103
Fort Lauderdale, Florida 33312
Attention: Glen Miller
Facsimile No.: (___) ___-____

10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4 Entire Agreement; Assignment. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and warranties both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Nondisclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, Key Future Employee, employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

10.8 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.4(h) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Broward County, State of Florida, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 8.4(h) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.11 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties hereto each agree to provide all such information and documentation as to themselves as reasonably requested by the Escrow Agent to ensure compliance with federal law.

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IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Shareholders and the Principal Shareholder Affiliates have caused this Agreement to be signed, all as of the date first written above.

SWISHER HYGIENE INC.

By:	/s/ Tom Aucamp
Name:	Tom Aucamp
Title:	Executive Vice President

CHOICE ENVIRONMENTAL SERVICES, INC.

By:	/s/ Glen M. Miller
Name:	Glen M. Miller
Title:	CEO

SWSH MERGER SUB, INC.

By:	/s/ Tom Aucamp
Name:	Tom Aucamp
Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN MERGER]

/s/ Glen Miller
Glen Miller

/s/ Neal W. Rodrigue
Neal Rodrigue

The Hermine Rodrigue Testamentary Trust for Hayden Rodrigue

By:	/s/ Neal W. Rodrigue
Name:	Neal W Rodrigue
Title:	Trustee

The Hermine Rodrigue Testamentary Trust for Kera Rodrigue

By:	/s/ Neal W. Rodrigue
Name:	Neal W Rodrigue
Title:	Trustee

The Robert Rodrigue Testamentary Trust for Hayden Rodrigue

By:	/s/ Neal W. Rodrigue
Name:	Neal W Rodrigue
Title:	Trustee

[SIGNATURE PAGE TO AGREEMENT AND PLAN MERGER]

The Robert Rodrigue Testamentary Trust for Kera Rodrigue

By:	/s/ Neal W. Rodrigue
Name:	Neal Rodrigue
Title:	Trustee

Adopted By:

as Escrow Agent

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN MERGER]